UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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TEREX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEREX CORPORATION

200 Nyala Farm Road, Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2011

The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, on Thursday, May 12, 2011, at 10:00 a.m., local time.  You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/terex where you will be able to vote electronically and submit questions during the meeting.  At the Annual Meeting, the following items of business will be considered:

1.               To elect eight (8) directors of the Company to hold office for one year or until their successors are duly elected and qualified.

2.               To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011.

3.               To approve an amendment to the Terex Corporation 2009 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for grant thereunder.

4.               To consider an advisory vote on the compensation of the Company’s named executive officers.

5.               To consider an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

6.               To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.  The Board of Directors of the Company has fixed the close of business on March 18, 2011 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to utilize these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

On or about April 1, 2011, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2011 Proxy Statement and 2010 Annual Report and how to vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report, if you received only a Notice of Internet Availability of Proxy Materials this year.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT.  While all stockholders are invited to attend the Annual Meeting (in person or virtually via the Internet), we urge you to vote whether or not you will be present at the Annual Meeting.  You may vote by telephone or via the Internet.  If you received a paper copy of the proxy card by mail, you may complete, date and sign the proxy card and return it in the envelope provided.  No postage is required if the proxy card is mailed in the United States.  You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or via the Internet.  Please vote promptly in order to avoid the additional expense of further solicitation.

By order of the Board of Directors,

Eric I Cohen
Secretary
March 31, 2011
Westport, Connecticut

TEREX CORPORATION

200 Nyala Farm Road

Westport, Connecticut 06880

Proxy Statement for the

Annual Meeting of Stockholders

to be held on May 12, 2011

This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on May 12, 2011, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, virtually via the Internet at www.virtualshareholdermeeting.com/terex and at any adjournments or postponements thereof (collectively, the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

The Company will also be holding a stockholder forum on compensation matters (the “Compensation Forum”), immediately before the Meeting at 9:30 a.m., local time, on May 12, 2011, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut and virtually via the Internet at www.virtualshareholdermeeting.com/terex, in which stockholders will be given the opportunity to ask questions of the Company’s Compensation Committee chairperson and provide feedback on the Company’s executive compensation program.  In addition, between April 1, 2011 and May 11, 2011, stockholders will be able to go to www.theinvestornetwork.com/forum/tex and post questions that they would like to have answered at the Compensation Forum.

As of March 18, 2011, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 109,538,276 shares of common stock, $.01 par value per share (“Common Stock”).

Under rules and regulations of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail to all of our stockholders, other than to stockholders who previously elected to receive a printed copy of the proxy materials. Those stockholders that previously elected to receive printed proxy materials will each receive such materials by mail. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 1, 2011.

Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting.  Except for the election of directors of the Company and the approval of an amendment to the Terex Corporation 2009 Omnibus Incentive Plan, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for the approval of any matters voted upon at the Meeting.  In an uncontested election of directors, such as the election at the Meeting, each director shall be elected by a majority of the votes cast with respect to such director.  The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve an amendment to the Terex Corporation 2009 Omnibus Incentive Plan, provided that the total votes cast on this proposal represent over 50% of the total number of shares entitled to vote on this proposal.

A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast.  Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum.  With respect to all matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.

Proxy solicitations by the Board will be made by mail, by phone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Notice of Internet Availability of Proxy Materials, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

How To Vote

In order that your shares of Common Stock may be represented at the Meeting, you are requested to vote your proxy using one of the following methods:

Via the Internet — You can vote your shares via the Internet as instructed in the proxy card or in the Notice of Internet Availability of Proxy Materials.  The Internet procedures are designed to authenticate your identity to allow you to vote your shares and confirm that your instructions have been properly recorded.

By Telephone — The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials and instructions on how to vote by telephone. The printed proxy materials include a different toll-free number you may call for voting.

By Mail — Stockholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

Please note that the rules regarding how brokers may vote your shares have changed.  Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.  The Company encourages you to provide instructions to your broker regarding the voting of your shares.

If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for stockholder vote, you may vote “for” or “against” any proposal or you may abstain from voting on any proposal.

If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors, in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, in favor of the amendment to the Terex Corporation 2009 Omnibus Incentive Plan, in favor of the compensation of our named executive officers and in favor of a three-year frequency for holding an advisory vote on executive compensation. If any other matters are properly presented at the Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters.  As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Meeting.

Revocation of Proxies — Any stockholder giving a proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior proxy).  Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the Internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted.  All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, eight directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.  Each director shall be elected by a majority of the votes of shares of Common Stock represented at the Meeting in person or by proxy cast with respect to such director. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the eight nominees listed below, all of whom are presently members of the Board.

Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected.  However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate.  The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Meeting shall offer to resign from the Board.  While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance and Nominating Committee, to consider the resignation offer.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 25, 2011, such nominee’s name, business experience for at least the past five years, other directorships held and age.  There is no family relationship between any nominee and any other nominee or executive officer of the Company.  For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Management and Certain Beneficial Owners.”

The Governance and Nominating Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity, independence, diversity, experience, sound judgment and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

The Board recommends that the stockholders vote FOR the following nominees for director.

Name	Age	Positions and Offices with Company	First Year As Company Director

Ronald M. DeFeo	59	Chairman of the Board, Chief Executive Officer and Director	1993

G. Chris Andersen	72	Lead Director	1992

Paula H. J. Cholmondeley	63	Director	2004

Donald DeFosset	62	Director	1999

Thomas J. Hansen	62	Director	2008

David A. Sachs	51	Director	1992

Oren G. Shaffer	68	Director	2007

David C. Wang	66	Director	2008

Ronald M. DeFeo

Business Experience:           Ronald M. DeFeo joined the Company on May 1, 1992, was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer (“CEO”) of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo relinquished the titles of President and Chief Operating Officer of the Company on January 3, 2007. Pursuant to an Amended and Restated Employment and Compensation Agreement between Mr. DeFeo and the Company, dated as of October 14, 2008 (the “DeFeo Agreement”), Mr. DeFeo is to remain CEO of the Company through December 31, 2012 and the Company will use its best efforts, consistent with generally accepted best corporate governance standards, to have Mr. DeFeo elected Chairman of the Board during this time.  Prior to joining the Company, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail

Operations. Mr. DeFeo serves as a director of Kennametal Inc. (a supplier of the Company).  Mr. DeFeo served as a director of United Rentals, Inc. (a customer of the Company) until June 2005.

Qualifications:      Mr. DeFeo has 19 years of management and operating experience with the Company.  Mr. DeFeo is well regarded in the industry having been named to the Association of Equipment Manufacturers (“AEM”) Hall of Fame and having served as the Chairman of AEM.  Based on his current role as CEO of the Company and his history with the Company and the industry, Mr. DeFeo provides the Board with skillful leadership, in-depth industry knowledge, insight into the Company’s global operations and a thorough understanding of the Company’s products and markets and the Company’s dealings with its customers.

G. Chris Andersen

Business Experience:           G. Chris Andersen has been a merchant banker since 1996 and is currently a partner of G. C. Andersen Partners, LLC, a private merchant banking and advisory firm.  Previously, Mr. Andersen served as the non-executive Chairman of the Board of Directors of Millennium Cell Inc. from 1999 through 2008.  Mr. Andersen also previously served on the boards of United Waste Systems Inc., United Artists Theater Company, Inc. and Sunshine Mining and Refining Company.

Qualifications:      Mr. Andersen has an extensive knowledge of global capital markets, mergers and acquisitions transactions and investment community concerns.  Mr. Andersen has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company.  As a result, Mr. Andersen provides vital insight to the Board on many issues, including capital markets, mergers and acquisitions transactions and historical perspective of the Company.

Paula H. J. Cholmondeley

Business Experience:           Paula H. J. Cholmondeley was a private consultant on strategic planning from 2004 through 2009. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she was responsible for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Dentsply International Inc., Albany International Corp. and Minerals Technologies Inc., and is an independent trustee of Nationwide Mutual Funds.  Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 through 2010.

Qualifications:      Ms. Cholmondeley has significant financial and operations experience with several international manufacturing companies, held executive positions where she was responsible for leading strategic planning and involved in preparing financial statements as the chief financial officer of a large insurance company.  As a result of these professional and other experiences, and as Ms. Cholmondeley is an African American female raised in the Caribbean, she brings diverse perspectives and experiences, which provides the Board with greater insight into the Company’s financial and operational matters.

Donald DeFosset

Business Experience:           Donald DeFosset retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services.  Mr. DeFosset served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries.  Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000.  Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999.  Mr. DeFosset also serves as a director of National Retail Properties Inc., Regions Financial Corporation and EnPro Industries, Inc.  Previously, Mr. DeFosset served as a director of James Hardie Industries N.V. from 2006 through 2008.

Qualifications:      Mr. DeFosset has considerable experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer.  Mr. DeFosset has been a member of the Board since 1999 and accordingly has an extensive knowledge of the Company.  As a result, Mr. DeFosset provides the Board with key knowledge and insights into the Company’s manufacturing, operational and financial matters.

Thomas J. Hansen

Business Experience:           Thomas J. Hansen is Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and is responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. From 1998 until May 2006, Mr. Hansen served as Executive Vice President of ITW. Mr. Hansen joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions with the company. Mr. Hansen is a member of the Northern Illinois University’s Executive Club, a member of the Economics Club of Chicago, is Chairman of the ITW Better Government Council, and is a former member of the Board of Trustees of MAPI (Manufacturers Alliance).  Previously, Mr. Hansen served as a director of CDW Corporation from 2005 through 2008.

Qualifications:      Mr. Hansen is a senior executive of a large diversified industrial manufacturing company facing the same set of current external economic, social and governance issues as the Company.  He also has significant experience in the area of mergers and acquisitions and operating a company consisting of many business units brought together by acquisitions.  As a result, Mr. Hansen provides the Board with a deep understanding of the complexities of operating a large multi-national business.

David A. Sachs

Business Experience:           David A. Sachs is a Senior Advisor in the Capital Markets Group and serves as an Investment Committee Member of Ares Management LLC (“Ares”), a firm he co-founded in 1997. Mr. Sachs has been an investment banker and investment manager since 1981.

Qualifications:      Mr. Sachs has extensive knowledge of global capital markets and is valuable to the Board’s discussions of the Company’s capital and liquidity needs.  Mr. Sachs has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company.

As a result, Mr. Sachs provides vital insight to the Board on many issues, including capital markets, treasury and liquidity related matters.

Oren G. Shaffer

Business Experience:           Oren G. Shaffer retired in 2007 as the Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., a telecommunications provider, having served in that capacity from 2002 to 2007.  From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a company which develops intelligent optical networking solutions for telecommunication applications, and was a consultant for SBC Corp., a provider of wireless service technology.  From October 1994 to January 2000, he served as Executive Vice President and Chief Financial Officer of Ameritech Corporation, a telecommunications company.  He also held various senior executive positions in the areas of operations, finance and strategy in his 25 years with Goodyear Tire & Rubber Co.  Mr. Shaffer also serves as a director of Belgacom SA and Intermec, Inc.

Qualifications:      Mr. Shaffer has chief financial officer experience at large international companies and operations experience at a large global manufacturing company.  He has significant experience with European businesses and is currently a director of a Belgian-based telecommunications company.  As a result, Mr. Shaffer provides the Board with knowledge and insight into overseeing the Company’s financial, strategic and international matters.

David C. Wang

Business Experience:           David C. Wang is Vice President of International Relations of The Boeing Company (“Boeing”), a large aerospace company and a manufacturer of commercial jetliners and military aircraft, and has held this position since November 2002.  Mr. Wang was President of Boeing China Inc. from November 2002 until March 2011.  Prior to joining Boeing, Mr. Wang served as Chairman and CEO of General Electric China from 1997 to 2001.  Prior to that, Mr. Wang served in various positions of increasing responsibility with General Electric since 1980.  Mr. Wang is also a director of KLA-Tencor Corporation.

Qualifications:      Mr. Wang has substantial experience as a global manufacturing executive in the international and Chinese markets.  Mr. Wang has extensive business experience in China, having lived and worked there since 1990.  As a result, he brings a unique perspective to the Board in a key developing market in which the Company has operations and hopes to further expand in the future.

Director Emeritus

Dr. Donald P. Jacobs was a director of the Company from 1998 through 2010.  Dr. Jacobs has continued his service as an advisor to the Company in the capacity of Director Emeritus since May 2010.  Dr. Jacobs is Dean Emeritus and the Gaylord Freeman Distinguished Professor of Banking of the J.L. Kellogg School of Management at Northwestern University.  Prior to that, Dr. Jacobs was Dean of the Kellogg School. He presently teaches corporate governance, strategy and international business.  In his role as Director Emeritus, Dr. Jacobs is invited to attend and participate in all Board and Governance and Nominating Committee meetings, and is expected to attend at least one Board and Governance and Nominating Committee meeting in person annually.  As Director Emeritus, Dr. Jacobs is not entitled to a vote at such meetings.

Retiring Director

William H. Fike, age 74, has been a director of the Company since 1995 and is not standing for election as a nominee for director at the Meeting.

Business Experience:           William H. Fike has been President of Fike & Associates, a consulting firm, since January 2000.  Mr. Fike retired as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada, in February 1999. Prior to joining Magna International in August 1994, Mr. Fike was employed by Ford Motor Company from 1965 to 1994, where he served most recently as a Corporate Vice President and as President of Ford Europe.  Previously, Mr. Fike served as a director of Magna International from 1995 through 2007.

Qualifications:      Mr. Fike has substantial operations experience as a senior executive of a large international automotive manufacturer.  He also has substantial international operating experience, having lived and managed overseas businesses for many years.  Mr. Fike has been a member of the Board since 1995 and accordingly has an extensive knowledge of the Company.  As a result, Mr. Fike provides the Board with key knowledge and insights into the Company’s manufacturing, operational and international matters.

Board Meetings and Corporate Governance

The Board met six times in 2010 at regularly scheduled and special meetings, including telephonic meetings.  All of the directors in office during 2010 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2010.  It is the Company’s policy, as stated in the Company’s Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders.  All of the directors then in office attended the Company’s previous annual meeting of stockholders held on May 13, 2010.

Director Independence

It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC.  The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors.  The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director.  The following are the relationships that the Board considers in making its independence determination:

(i)            whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;

(ii)           whether the director is or was within the past five years an employee of the Company;

(iii)          whether the director or any of his or her immediate family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate thereof);

(iv)          whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;

(v)           whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including without limitation any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeds certain thresholds;

(vi)          whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;

(vii)        whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;

(viii)       whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;

(ix)          whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);

(x)           whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation), other than on arm’s-length terms where the amount involved is not material to either party;

(xi)          whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and

(xii)         whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director or as a stockholder except for Mr. DeFeo, who is not an independent director.  The Board considered that Mr. Sachs was a member of Ares which in the ordinary course of business held a small amount of the Company’s debt.  It was noted that the amount of debt was less than 0.5% of the Company’s total consolidated assets and approximately 1% of the Company’s debt as of December 31, 2010.  The Board also considered that Messrs. Hansen and Wang were officers of companies (ITW and Boeing, respectively) that the Company has conducted business with in the past.  It was noted that the dollar value of transactions between the Company and each of ITW and Boeing in 2010 was less than 0.1% of the Company’s 2010 net sales.  Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. DeFeo, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company.  Outside directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors.  See “Director Compensation” for a detailed description of director compensation, including the Company’s Common Stock ownership objective for outside directors.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, but the Company’s Chief Executive Officer, based on his proximity to the business, is in the best position to identify areas of focus for the Board and set the Board’s initial agenda.  The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance.

One of the key responsibilities of the Board is to approve management’s strategic direction and hold management accountable for the execution of strategy once it is approved. The Board believes the combined role of Chairman and Chief Executive Officer, working collaboratively with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Since 2003, the Board has determined that, because the offices of Chairman and Chief Executive Officer have been combined in Mr. DeFeo, it has been desirable for the Company to have an independent director serve as Lead Director of the Board.  The Lead Director provides independent leadership and guidance to the Board.  The Lead Director acts as a liaison between senior management and the Board and provides guidance to senior management on issues that arise in between Board meetings.  In addition, the Lead Director presides at all executive sessions of the non-management directors and consults with Mr. DeFeo on the setting of the Board agenda.  Mr. Andersen was appointed Lead Director in 2006.  While the Board believes that generally no director should serve as Lead Director for more than three consecutive years, the Board reserves the right to make exceptions to this process.  Although Mr. Andersen has served as Lead Director for more than three consecutive years, the Board believes that Mr. Andersen’s continued leadership would be beneficial to the Board and accordingly, the directors intend to nominate Mr. Andersen as the Lead Director for an additional one-year term beginning in May 2011.

Risk Oversight

Management is responsible for identification of key risks and for development and implementation of processes for the mitigation and monitoring of risks.  Management provides a comprehensive enterprise risk management assessment to the Board annually that describes the most significant risks facing the Company, measures the relative magnitude of the risks, identifies the risk owners for each major risk and describes the improvement plans surrounding each major risk.  The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through direct presentations and committee reports about such risks.  The Audit Committee oversees management of financial risks, financial controls, internal audit and potential conflicts of interest and receives regular internal audit and compliance risk updates from the Company’s Vice President, Audit Services as well as the Company’s Chief Ethics and Compliance Officer. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and receives regular updates from the Company’s Chief Ethics and Compliance Officer on compliance risks. The Corporate Responsibility and Strategy Committee oversees management of risks associated with strategy and environmental, health and safety matters.

The Board also reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, on a regular basis. In addition, commencing in 2010, management engaged in an in-depth review and dialogue with the Board with respect to the most significant risks facing the Company on a rotating basis at each Board meeting.

Corporate Governance Principles

The Board and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines.  The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company.  These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term.  The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE.  A copy of the Guidelines is available at the Company’s website, www.terex.com, under “About Terex” — “Investor Relations” — “Corporate Governance.”  In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board and committee meetings at the discretion of the Board.  It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine.  In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

If you wish to communicate with the non-management directors of the Board, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling, toll free, (877) 584-8488 or 1-877-ETHICSP.  Reports should be submitted under the category “Director Communications.”  Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving communications, complaints and grievances.  All communications received by Ethicspoint are relayed to the Board.

Board Committees

The Board has an Audit Committee, Compensation Committee, Corporate Responsibility and Strategy Committee, and Governance and Nominating Committee.

Audit Committee Meetings and Responsibilities

The Audit Committee of the Board consists of Messrs. DeFosset (chairperson), Hansen and Shaffer, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act.  The Audit Committee met 15 times during 2010.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise.

The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate and that each of its members has accounting or financial management expertise: Mr. DeFosset through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company; Mr. Hansen through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company;  and Mr. Shaffer through his extensive experience and involvement in preparing financial statements as the Chief Financial Officer of a large public company.  The Board has determined that each of Mr. DeFosset and Mr. Shaffer is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company’s independent registered public accounting firm and operating and financial management personnel.  The Audit Committee reviews the audit performed by the Company’s independent registered public accounting firm and reports the results of such audit to the Board.  The Audit Committee reviews the Company’s annual financial statements and all material financial reports provided to the stockholders and reviews the Company’s internal auditing, accounting and financial controls.

As stated in the Audit Committee Charter, the Audit Committee also reviews related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct.  Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee is also responsible for appointing, setting compensation for, and overseeing the work of, the Company’s independent registered public accounting firm.  The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  On an annual basis, or more frequently as needed, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee.  The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.  The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services eligible for pre-approval.  If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.

The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE.  A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” — “Investor Relations” — “Corporate Governance.”  In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Audit Committee.

See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2010.

Compensation Committee Meetings and Responsibilities

The Compensation Committee of the Board consists of Messrs. Sachs (chairperson), DeFosset, Fike, Shaffer and Wang, each of whom is independent as defined in the listing standards of the NYSE.   Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives. The Compensation Committee met ten times during 2010.

The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel.  The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.

The Compensation Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE.  A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” — “Investor Relations” — “Corporate Governance.”  In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Compensation Committee.  The charter does not provide for any delegation of the Compensation Committee’s duties.

See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.

Compensation Risk Assessment

The Company conducted a risk assessment of its compensation policies and practices for its employees, including those related to its executive compensation programs.  The findings of the risk assessment were discussed with the Compensation Committee. Based upon the assessment, the Company believes that its compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as one of the Company’s officers or employees during 2010 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or Compensation Committee during 2010. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee during 2010.

Corporate Responsibility and Strategy Committee Meetings and Responsibilities

The Corporate Responsibility and Strategy Committee of the Board consists of Ms. Cholmondeley (chairperson), and Messrs. Fike, Sachs and Wang, each of whom is independent as defined in the listing standards of the NYSE.  The Corporate Responsibility and Strategy Committee met five times during 2010.

The Corporate Responsibility and Strategy Committee assists the Board in fulfilling its oversight responsibility of the Company’s citizenship responsibilities, as well as preliminarily reviewing management’s long-term strategic planning, including potential acquisitions and divestitures. The Committee assesses policies and activities of the Company in light of the interests of the Company’s stockholders and the ethical principles expected of a socially responsible corporation.  The Committee also reviews the Company’s employee health and safety performance, product safety function and the environmental impact of the Company’s facilities.

The Corporate Responsibility and Strategy Committee operates under a written charter adopted by the Board.  A copy of the Corporate Responsibility and Strategy Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” — “Investor Relations” — “Corporate Governance.”  In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Corporate Responsibility and Strategy Committee.

Governance and Nominating Committee Meetings and Responsibilities

The Governance and Nominating Committee of the Board consists of Messrs. Andersen (chairperson), Hansen and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE.  The Governance and Nominating Committee met six times during 2010.

The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance.  The Governance and Nominating Committee is also responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation.  The Governance and Nominating Committee, as well as the Board as a whole, does a self-assessment of its performance annually, including with respect to the nomination process.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee applies the criteria set forth in the Guidelines and gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating director nominees, such as race, gender, age, national origin, work experience and tenure with the Company.  These criteria include the candidate’s independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time.  Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) is a CEO in companies engaged in capital and industrial goods industries; (ii) has significant executive management experience for multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; (iv) has substantial knowledge of the Company and its business; and (v) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness.  The Board does not have a formal policy regarding director diversity, but considers how the differences in its directors’ backgrounds broaden its business perspective.  All candidates for director are reviewed in the same manner, regardless of the source of the recommendation. For details on how stockholders may submit nominations for directors, see “Other Matters.”

The Governance and Nominating Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE.  A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” — “Investor Relations” — “Corporate Governance.”  In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2011 (unless otherwise indicated below).  Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.  Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2011, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)		PERCENT OF CLASS

BlackRock, Inc.	10,383,319	(3)	9.5%
40 East 52nd Street
New York, NY 10022

Eton Park (as defined below)	7,250,000	(4)	6.6%
399 Park Avenue, 10th Floor
New York, NY 10022

G. Chris Andersen	176,444	(5)	*

Paula H. J. Cholmondeley	14,860		*

Ronald M. DeFeo	1,647,797	(6)	1.5%

Donald DeFosset	81,588	(7)	*

William H. Fike	109,980	(8)	*

Thomas J. Hansen	13,169		*

David A. Sachs	364,408	(9)	*

Oren G. Shaffer	22,025		*

David C. Wang	13,831		*

Phillip C. Widman	360,499	(10)	*

Thomas J. Riordan	226,736		*

Stoyan (Steve) Filipov	113,830	(11)	*

George Ellis	145,405	(12)	*

All directors and executive officers as a group (18 persons)	3,915,043	(13)	3.6%

*              Amount owned does not exceed one percent (1%) of the class so owned.

(1)           Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880.

(2)           Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts.  At March 1, 2011, no executive officer or director had a debit balance in such accounts.

(3)           BlackRock, Inc. (“BlackRock”) filed a Schedule 13G, dated January 21, 2011, disclosing the beneficial ownership of 10,383,319 shares of Common Stock.  This includes BlackRock having sole voting power over 10,383,319 shares of Common Stock and sole dispositive power over 10,383,319 shares of Common Stock.

(4)           Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich (collectively, “Eton Park”) filed a Schedule 13G, dated February 14, 2011, disclosing the beneficial ownership of 7,250,000 shares of Common Stock.  This includes Eton Park having shared voting power over 7,250,000 shares of Common Stock and shared dispositive power over 7,250,000 shares of Common Stock.

(5)           Includes 5,174 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6)           Includes 126,377 shares that are owned indirectly by Mr. DeFeo through a grantor retained annuity trust.  Also includes 330,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7)           Includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8)           Includes 48,464 shares that are owned indirectly by Mr. Fike through a grantor trust.  Also includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9)           Includes 7,800 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 27,524 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10)         Includes 47,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11)         Includes 12,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12)         Includes 14,886 shares of Common Stock owned by Mr. Ellis’ wife.  Also includes 22,500 shares of Common Stock issuable to Mr. Ellis upon the exercise of options exercisable within 60 days and includes 6,900 shares of Common Stock issuable to Mrs. Ellis upon the exercise of options exercisable within 60 days.

(13)         Includes 563,278 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

EXECUTIVE OFFICERS

The following table sets forth, as of March 25, 2011, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.

NAME	AGE	POSITIONS AND OFFICES WITH COMPANY
Ronald M. DeFeo	59	Chairman of the Board, Chief Executive Officer and Director
Phillip C. Widman	56	Senior Vice President and Chief Financial Officer
Eric I Cohen	52	Senior Vice President, Secretary and General Counsel
Brian J. Henry	52	Senior Vice President, Finance and Business Development
Kevin A. Barr	51	Senior Vice President, Human Resources
Douglas R. Friesen Jr.	53	Senior Vice President, Terex Business Systems (effective April 1, 2011)
Timothy A. Ford	49	President, Terex Aerial Work Platforms
George Ellis	50	President, Terex Construction
Kevin Bradley	48	President, Terex Cranes
Kieran Hegarty	44	President, Terex Materials Processing
Stoyan (Steve) Filipov	42	President, Developing Markets and Strategic Accounts
Kenneth D. Lousberg	43	President, Terex China

For information regarding Mr. DeFeo, refer to the section above titled “Election of Directors.”

Phillip C. Widman was appointed Senior Vice President and Chief Financial Officer of the Company on September 16, 2002. Prior to joining the Company, Mr. Widman served as Executive Vice President, Chief Financial Officer of Philip Services Corporation (“Philip Services”), an industrial outsourcing and metal services company, from 1998 to 2001, and as an independent consultant from 2001 to 2002. Prior to joining Philip Services, Mr. Widman worked at Asea Brown Boveri Ltd. (“ABB”) for 11 years in various financial and operational capacities in the transportation, power generation and power distribution businesses. During his last two years at ABB, he served as Vice President, Chief Financial Officer and Supply Management of its diverse businesses in the United States. Additionally, Mr. Widman’s experience includes 12 years with Unisys Corporation in a variety of financial roles.  Mr. Widman serves as a director of The Lubrizol Corporation and Sturm, Ruger & Co., Inc.

Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP (which firm has since merged with Bryan Cave LLP) since January 1992 and was an associate attorney with that firm from 1983 to 1992.

Brian J. Henry was appointed Senior Vice President, Finance and Business Development on October 18, 2002. Mr. Henry previously held the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company’s Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Kevin A. Barr was named Senior Vice President, Human Resources of the Company on January 3, 2006.  Prior to that, Mr. Barr had been serving as Vice President, Human Resources of the Company since September 25, 2000.  Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at Chase Manhattan Bank, N.A. from 1981 to 1990.

Douglas R. Friesen Jr. was named Senior Vice President, Terex Business System on January 4, 2011, which appointment will be effective on April 1, 2011.  Prior to that, Mr. Friesen led the Company’s Cranes operations in Zweibrucken, Germany, as Vice President and Managing Director from September 2008 to March 2011.  Mr. Friesen joined the Company in 2005 as Vice President and General Manager, North America, for Terex Cranes.  Prior to joining the Company, Mr. Friesen held senior leadership roles with JCB Construction Equipment, General Motors Corporation and Toyota Corporation, and has extensive training and experience in implementing lean business processes.

Timothy A. Ford became President, Terex Aerial Work Platforms on October 2, 2006.  Prior to joining the Company, since 2005, Mr. Ford was Executive Vice President of The Toro Company, a lawn care and turf maintenance product and service provider.  Previous to that, Mr. Ford held various senior executive positions with The Toro Company since 2001.  Prior to that, he held various senior management positions with Honeywell International Inc. from 1998 through 2001.  Mr. Ford began his career at General Electric Company in 1985.

George Ellis became President, Terex Construction on October 1, 2009.  At that time, Mr. Ellis had been serving as Senior Vice President, Terex Business System, with additional responsibilities leading the Company’s Roadbuilding, Manufacturing Services and Health Safety & Environment organizations.  Prior to that, he was Vice President and General Manager of the Terex Utility group.  Mr. Ellis joined Genie Industries as a site director in 2000 and after the Terex acquisition of Genie Industries in 2002, he became General Manager of the Southaven operation of Terex Construction.  Prior to joining Genie Industries, Mr. Ellis held leadership positions at General Electric Company, the Pratt & Whitney division of United Technologies Corporation and PPG Industries, Inc.

Kevin Bradley was named President, Terex Cranes on January 4, 2011.  At that time, Mr. Bradley had been serving as President of Terex Financial Services since August 2005. Prior to joining the Company, Mr. Bradley spent nine years each at General Electric Capital Corporation and AT&T Capital Corporation, holding positions of increasing responsibility.

Kieran Hegarty was named President, Terex Material Processing in March 2010. Prior to that, Mr. Hegarty had been serving as Vice President, Terex Material Processing since January 2006. Previously, he held various general management positions within the Powerscreen group of companies since 1992.

Stoyan (Steve) Filipov was named President, Developing Markets and Strategic Accounts on January 16, 2008.  Prior to that, Mr. Filipov had been serving as President, Terex Cranes since January 1, 2004. At that time, Mr. Filipov had been serving as President of the international operations for Terex Cranes since July 1, 2002. Prior to that, Mr. Filipov held various other positions with a number of the Company’s international businesses. Mr. Filipov started with the Company on September 1, 1995 as Export Manager for one of the Company’s crane operations in France.

Kenneth D. Lousberg was named President, Terex China on January 4, 2011.  At that time, Mr. Lousberg had been serving as President, China Operations and Business Transformation since November 2009.  Prior to that, Mr. Lousberg had been serving as Vice President and General Manager of Terex Cranes Europe since 2007.  Previous to that, Mr. Lousberg had been serving as Vice President, Terex Business Systems for Terex Cranes since 2005.  Mr. Lousberg joined Genie Industries in 1997 as Plant Manager of the scissor lift business.  Mr. Lousberg took on further expanding roles with Genie Industries both before and after the Terex acquisition of Genie Industries.  Prior to joining Genie Industries, Mr. Lousberg was an engineering manager for the Trane Company and principal consultant of lean manufacturing for Delta Point Consulting.

Code of Ethics and Conduct

The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others.  This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code.  The Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate.  A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “About Terex” — “Investor Relations” — “Corporate Governance.”  In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests this material from the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis section provides an explanation of how the Company’s compensation programs are designed with respect to the Named Executive Officers (as defined in the Executive Compensation section below).  Significant objectives of the compensation program are to attract, motivate, reward and retain the Named Executive Officers, who are critical to the success of the Company. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value.

The Compensation Committee of the Board (the “Committee”) continually reviews the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.

The design and operation of an executive compensation program for a large, complex, global enterprise such as Terex necessarily involves multiple objectives and constraints. The Committee believes that the Company’s executive compensation programs have been effective in enabling the recruitment and retention of senior business leaders with the requisite talent and skills to drive the Company’s financial and operational performance.  The Company’s executive compensation programs are based on the following core principles:

Competitiveness: Total compensation should be competitive to attract, retain and motivate a leadership team capable of maximizing the Company’s performance. Each element should be benchmarked relative to peers and competitors.

Pay for performance: A substantial portion of compensation should be variable, contingent and directly linked to individual and Company or business unit performance.  The Committee seeks to pay for performance and believes the Company’s record for the past four years shows that the Committee has accomplished this goal.  The following graph shows the strong correlation between the Company’s after-tax return on invested capital (“ROIC”) and the compensation paid to Mr. DeFeo during the last four fiscal years:

* Total Compensation consists of base salary, annual incentive compensation, grant date fair values of equity awards and other compensation (as reported in the All Other Compensation column of the Summary Compensation Table).

** ROIC is determined by dividing the sum of the Company’s net operating profit for continuing and discontinued operations after tax for each of the previous four quarters by the average of the sum of total stockholders’ equity plus debt less cash and cash equivalents for the previous five quarters.  The Committee believes that earnings from discontinued operations, as well as the net assets that comprise the invested capital of those discontinued operations, should be included in this calculation because it captures the financial returns on the Company’s capital allocation decisions for the measured periods.  Non-cash impairment charges are not included in the calculation of ROIC as the Committee does not believe they are indicative of returns on invested capital.  See Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for further detail on the Company’s calculation of ROIC.

Long-term focus: Long-term incentive compensation linked to stockholder value should comprise the most significant compensation opportunity for the Company’s most senior executives.

Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term stock-based compensation opportunities should outweigh short-term cash-based opportunities. Difficult but achievable annual objectives should be compatible with sustainable long-term performance.

Stockholder alignment: Long-term incentives should align the interests of executives with the long-term interests of the Company’s stockholders through stock-based and long-term incentive cash compensation and performance metrics that correlate with stockholder value.

The Company’s results in 2010 and actions taken by the Committee since January 1, 2010 demonstrate the Committee’s commitment to these principles and illustrate how the executive compensation program responds to business challenges and the marketplace.  Key highlights include the following:

•      There were no base salary increases for the Named Executive Officers in 2010 (although, for everyone except Mr. DeFeo, the 10% salary reduction implemented in 2009 was not continued in 2010).

•      Mr. DeFeo did not receive a base salary increase in 2010 and his 10% salary reduction for 2009 was continued in 2010.

•      Annual net sales in 2010 increased approximately $560 million, or approximately 15%, versus 2009 and results from continuing operations in 2010 improved by approximately $195 million, or approximately 50%, as compared to 2009.  In addition, the Company’s total stockholder return in 2010 was 56.7% (the 73rd percentile in the Benchmark Companies (as defined below)).

•      However, as 2010 operating results were below the Company’s expectations, bonus payouts for 2010 were significantly below the bonus target amount, with the average bonus payout to a Named Executive Officer being less than 25% of the Named Executive Officer’s bonus target.

•      The long-term compensation awards granted in 2010 to the Named Executive Officers were granted exclusively in the Company’s equity and the majority was performance-based, with Mr. DeFeo’s award being 100% performance-based.

In keeping with current best practices, existing change in control and severance agreements were replaced with agreements that eliminate excise tax gross ups.  Stock ownership guidelines were adopted to encourage acquisition and retention of the Company’s common stock to reinforce the link between the executives’ interests with the long-term interests of the Company’s stockholders.  In addition, the Company’s stockholders will be given the opportunity to participate in a virtual stockholder forum on compensation matters immediately before the Meeting to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.

Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the total stockholder return of the Company, so as to align the interests of the executives with those of the stockholders.  The Committee aims to achieve the proper balance between individual goals, the corporate strategic plan, enhancing stockholder value and stockholder interests.  The Committee believes that its objectives of pay for performance and retention should be appropriately balanced even in periods of temporary downturns, so that programs continue to ensure that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle.

The executive compensation program has three principal components: short-term compensation (salary and annual bonus), long-term incentive compensation and post-employment compensation, each of which is described below.  While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.  The Committee annually reviews all components of an executive officer’s compensation, including the CEO’s, which includes a detailed review of an executive’s salary, bonus, long-term incentives, realized and unrealized equity gains, earnings and accumulated payments under the Company’s deferred compensation plan, projected payments under the Company’s supplemental executive retirement plans (if applicable) and tally sheets setting forth the amounts that would be paid under various termination events.  Examples of this review are described throughout the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.  Consideration is given to the executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, as well as the combined value of these factors to the Company’s immediate and long-term strategic goals and performance.

Compensation is based on the level of job responsibility, individual performance, and Company performance.  As executives progress to higher levels in the Company, an increasing proportion of their pay is linked to Company performance and stockholder returns, because in these roles the executives have a greater ability to affect the Company’s results.  The Committee believes that generally more than half of an executive’s total compensation opportunity should be aligned with the performance of the Company.  Therefore, an executive will typically receive less than half of his/her total target compensation opportunity in salary, and the balance in annual bonus and long-term incentive awards (a majority of which is linked to the performance of the Company).  The allocation in compensation between current and long-term compensation is based on employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results.  Generally, as an executive has greater responsibility within the Company, salary will be a less significant portion of the executive’s total target compensation.

Peer Group

To meet these objectives, the Company designs its total compensation program to be motivational and competitive with the programs of other corporations of comparable revenue size, corporations in the same industry, corporations with which the Company competes for executives, and other manufacturing corporations that may not be in the same industry as the Company but that provide similar returns to their stockholders (the “Benchmark Companies”).  The companies currently comprising the Benchmark Companies are:

3M Company	Eaton Corporation	Oshkosh Corporation
AGCO Corporation	FMC Technologies, Inc.	PACCAR Inc.
Astec Industries, Inc.	General Electric Company*	Parker-Hannifin Corporation
Bucyrus International, Inc.	Honeywell International Inc.*	Rockwell Automation, Inc.
Caterpillar Inc.	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.
Cameron International Corporation	Ingersoll-Rand plc	Sauer-Danfoss Inc.
Cummins Inc.	ITT Corporation	Textron Inc.
Danaher Corporation	Johnson Controls, Inc.*	The Manitowoc Company, Inc.
Deere & Company	Joy Global Inc.	United Technologies Corporation*
Dover Corporation	Masco Corporation

* The Benchmark Companies that are denoted with an asterisk are companies that are used to benchmark the compensation of the heads of certain of the Company’s business units, but are not used to benchmark the compensation of the Company’s corporate functional executives or its CEO.

Executive Compensation Program

Role of Independent Consultant in Compensation Decisions

Each year the Committee, which is comprised entirely of independent directors, determines the Company’s executive compensation arrangements, with guidance from outside compensation consultants to the Committee.  The Committee has the sole authority to hire and dismiss the outside compensation consultants to the Committee.  For 2010, the Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent, outside consultant, to support it in determining the compensation of the Company’s executive officers, including its CEO.  Meridian was not given a narrow list of instructions, but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties and analyzing executive pay packages.

The Committee did not have Meridian perform a comprehensive analysis in 2010 of the compensation practices of the Benchmark Companies, as Meridian had performed such an analysis in December 2009.  Meridian did provide the Committee with compensation data, including updates regarding trends in executive compensation that the Committee utilized in making its decisions.  Meridian and the Company’s human resources and legal departments also provided the Committee with summaries of new or proposed regulations affecting executive compensation and special reports responding to specific inquiries from the Committee.  The Committee also solicited Meridian’s recommendations for changes to the Company’s methods of compensating executive officers in light of these general developments as well as factors specifically affecting the Company.  In accordance with the Guidelines, the Committee’s compensation consultant did not provide the Company with any other services.

Role of Management in Compensation Decisions

The CEO plays an integral role, in conjunction with the Committee, in determining the compensation of the other executive officers of the Company.  In addition, the CEO annually evaluates each of the Company’s senior executives that report to him.  This assessment includes setting goals for the coming year for each senior executive and periodically evaluating the senior executive’s performance against the goals for the prior year.  Consistent with the Committee’s charter, the CEO then makes recommendations to the Committee regarding the performance goals and the compensation of the Company’s senior executives.  Typically, the CEO also makes recommendations to the Committee regarding salary increases, bonus targets and amounts, and equity grants for each of the other executive officers of the Company.  These recommendations are made after the CEO’s review of compensation materials provided by the Committee’s compensation consultant.

Role of Stockholders in Compensation Decisions

In 2010 (prior to the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”)), the Board amended the Guidelines, effective in 2011, to provide a mechanism to receive feedback from the Company’s stockholders on executive compensation practices. The intention of the Board in instituting this mechanism is to allow for effective interaction between the Committee and the Company’s stockholders on compensation matters.  As a result, the Company’s stockholders will be given the opportunity to participate in a virtual stockholder forum on compensation matters immediately before the Meeting to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.  The Board feels an annual virtual stockholder forum on compensation matters, in combination with a triennial stockholder vote on executive compensation, allows for effective interaction between the Committee and the Company’s stockholders on compensation matters.  See Proposal 5, “Advisory Vote on the Frequency of the Advisory Vote on the Compensation of the Named Executive Officers” and the materials accompanying this Proxy Statement for more information on the Compensation Forum.

Internal Pay Equity

As is the case with many companies, the Company relies more heavily on the management and leadership skills of its Chairman and CEO than its other named executive officers.  Mr. DeFeo has been with the Company since 1992, has been CEO since 1995 and Chairman since 1998, and has overseen the transformation of Terex during that time.  As a result, Mr. DeFeo receives a significantly greater amount of compensation than the other Named Executive Officers.

Stock Ownership Guidelines

The Company adopted stock ownership guidelines in March 2011 to encourage acquisition and retention of the Company’s common stock, thereby aligning the executives’ interests with the long-term interests of the Company’s stockholders.  These ownership guidelines are based on a multiple of each executive’s base salary.  The guidelines provide for common stock ownership equal to six times base salary for the CEO, three times base salary for the CFO, two and a half times base salary for the segment presidents and two times base salary for the remaining executive officers.  The following table shows the named executive officers’ ownership levels and their achievement of the relevant target levels as of December 31, 2010 (other than Mr. Riordan who is no longer with the Company):

Named Executive Officer	Total Share Ownership (#) (1)	MV Total Share Ownership ($)	Annual Salary ($)	MV Total Share Ownership versus Annual Salary (#)	Target Ownership Level Guideline (#)
Ronald M. DeFeo	850,402	$26,396,478	$1,250,000	21.1 times base salary	6 times base salary
Phillip C. Widman	190,599	$5,916,193	$600,000	9.9 times base salary	3 times base salary
Steve Filipov	61,029	$1,894,340	$479,000	4.0 times base salary	2.5 times base salary
George Ellis	71,607	$2,222,681	$369,000	6.0 times Base salary	2.5 times base salary

(1)  Total Share Ownership includes (i) shares owned outright and indirectly through a grantor retained annuity trust, (ii) unvested time-based shares granted under one of the Company’s long-term incentive plans, (iii) shares held in the Company’s 401(k) and deferred compensation plans and (iv) performance shares where performance has been met, however, all or a portion of the grant has yet to vest.  Outstanding options, cash awards, shares held by a spouse and performance shares where the performance has not yet been achieved are not included.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to its chief executive officer and the three other most highly compensated employees other than the chief financial officer, unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company’s 2009 Omnibus Incentive Plan (the “Omnibus Plan”), the 2004 Annual Incentive Compensation Plan (the “2004 Plan”) and 2000 Incentive Plan (the “2000 Plan”) were submitted to and previously approved by the Company’s stockholders, so that amounts earned thereunder by certain employees will qualify as performance-based.

Short-Term Compensation

Base Salary

Base salary is determined by evaluating the responsibilities of the position held, the individual’s past experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent.  The Company’s objective is to provide its executive officers with competitive base salaries that are, on average, at or slightly below the median of the Benchmark Companies.  Base salaries are reviewed annually to ensure that strong performance is reflected in any increase in an executive’s base salary level.

In December 2008, the Committee determined, based upon recommendations from the CEO and management, that it would not be increasing base salaries for the executive ranks of the Company in 2009.  This was in recognition of the challenging market conditions that the Company faced, along with the uncertainty of the 2009 global economic outlook.  As a result of continued market weakness, in March 2009, the Company implemented a program that resulted in the base salaries for its executive officers being reduced by 10%, and by 5% - 10% for its non-executive officers, for the remainder of 2009.  This program included granting of additional vacation days.  The salary reductions did not affect other compensation and benefit programs, such as targets for bonus compensation, pension plan calculations and certain other items, which continued to be based upon the applicable base salary prior to the reduction.

In December 2009, the Committee determined, based upon recommendations from the CEO and management, that the base salary levels of its executive and non-executive officers who experienced the salary reductions, other than Mr. DeFeo, would be restored effective with the first full pay period beginning on or after January 1, 2010.  The salary restoration was implemented as the Company started to see signs that its markets had stabilized and even a few signs that pointed to growth.  Mr. DeFeo voluntarily determined that he would not return to his previous base salary level, however, until it was more fully assured that the Company was on the path to financial recovery.  The Committee, following a discussion with Mr. DeFeo in November 2010, restored Mr. DeFeo’s base salary effective January 1, 2011.

As more fully described below, effective January 1, 2010, the Company also eliminated substantially all perquisites that applied only to its executive officers.  While there were generally no base salary increases in 2009 or 2010 for executive officers as indicated in the prior paragraph, to compensate for the loss of these perquisites, the Committee approved a one-time base salary adjustment for each of the Company’s executive officers in an amount substantially comparable to the perquisites eliminated.  The following table shows the amount of base salary adjustment for each of the Named Executive Officers due to the elimination of the executive perquisites:

	Approximate Value of Perquisites Eliminated/	Annual Base Salary in 2010
Name	Corresponding Base Salary Adjustment	After Perquisite Adjustment
Ronald M. DeFeo	$100,000	$1,135,000
Thomas J. Riordan	$50,000	$840,000
Phillip C. Widman	$65,000	$600,000
Steve Filipov	$29,000	$479,000
George Ellis	$29,000	$369,000

The Committee believes that base salary ranges in 2010 for the Company’s executive officers, excluding the CEO and excluding the salary adjustment resulting from the perquisite elimination, were, in the aggregate, slightly above the 50th percentile of the Benchmark Companies.  The Committee believes that the base salary in 2010 for the CEO was above the 50th percentile of the Benchmark Companies.  The primary factors causing the base salaries to be above, rather than at or slightly below, the median of the Benchmark Companies were the adjustments to base salaries due to the elimination of substantially all executive perquisites and the reduction in the Company’s revenues since 2008 due to the global economic recession and the Company’s divestiture of its Mining business, as the base salaries were originally set when the Company’s revenues were larger.  As a result of the Company’s reduced revenues, base salaries for executive officers that originally were set at the median compared to larger revenue companies now are slightly above the median as compared to smaller revenue companies.  Mr. DeFeo’s approximately 16-year tenure as CEO of the Company, significantly above the average tenure of a CEO, is also a significant cause of Mr. DeFeo’s base salary being above the 50th percentile of the Benchmark Companies.

Annual Cash Bonus

In addition to base salary, each executive officer is eligible for an annual cash bonus under the Omnibus Plan, which was adopted by the Board and the stockholders of Terex in 2009.  Bonus payouts are based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets.  The individual targets include both financial and non-financial metrics, and contain individual and Company performance measures.  The CEO’s bonus target is two times his base salary in accordance with the terms of the DeFeo Agreement.  The bonus targets of the other executive officers generally range from 50% - 100% of their base salary.

The Company’s objective is to provide its executive officers with a competitive bonus opportunity that is generally between the 50th and 75th percentiles of bonus target percentage ranges for the Benchmark Companies.  The objective of the management annual incentive bonus program is to provide bonus opportunity and reward executives when their actions drive the overall performance of the Company.  While there is downside risk to the executive in having a performance component that can result in no bonus, there is also an upside opportunity if the Company and the individual both perform well.  This meets the Committee’s objective that superior performance that adds value to the Company should be rewarded and performance that does not meet expectations should have significant negative consequences.  The Committee, in its sole discretion, may increase, decrease or eliminate the payment of a bonus to any executive officer who is not a Covered Employee (as defined in Section 162(m) of the Code) under certain extraordinary events in accordance with the bonus plan.

2010 Bonus Pool

Under the Omnibus Plan, an annual bonus pool for 2010 was established and funded based on the Company’s operating earnings performance in 2010, with a certain minimum amount available for payment if the Company did not achieve any operating earnings in 2010.  The Committee has historically used return on invested capital as one of the primary measures to assess operational performance.  However, based on the uncertain economic conditions in the industry going into 2010 and the Company’s budget and expectations for 2010, the Committee did not believe return on invested capital was the appropriate performance metric to measure 2010 performance.  Instead, the Committee adopted the bonus structure described below, as it believed it was important to have the ability to recognize good business decisions even if the Company did not generate any operating earnings.  It was also important to the Committee that the bonus pool pay 100% only if the Company achieved a significant level of operating earnings for 2010.

For 2010, if the Company achieved between $130 million and $160 million of operating earnings, the bonus pool would fund at approximately 100% of the executive’s corresponding bonus target, and would be paid out based on individual and Company performance.  If the Company achieved approximately $250 million of operating earnings, the bonus pool would fund at approximately 150% of the executive’s corresponding bonus target, and would be paid out based on individual and Company performance.  If the Company did not achieve any operating earnings, the bonus pool would fund at approximately 30% of the executive’s corresponding bonus target (approximately 38% of Mr. DeFeo’s bonus target) and would be paid out based solely on individual performance.  For operating earnings achievement between the thresholds mentioned above, the bonus pool funding and incentive opportunity for the executive would increase as the amount of operating earnings increased, but in no event could the bonus payout exceed 150% of target.

Named Executive Officer (Other than CEO) Qualitative Bonus Targets

Individual performance for each of the executive officers can include all or any combination of segment performance, business unit performance, personal goals, as well as other financial and non-financial measurements.  The CEO is responsible for determining individual performance measurements for each of his direct reports.  The individual performance calculation for the executive officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula.  The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not.  These targets are established annually based on the business plan of the Company for the coming year and in conjunction with the executive’s annual review by the CEO.  If the Company achieves its business plan objectives for the year, the Committee believes the goals are attainable.

Based on the Company’s financial performance in 2010, executive officers did not receive any bonus in 2010 based on financial measures. The following table shows the total 2010 bonus payout under the Omnibus Plan, and details the bonus amount that was earned for the quantitative and qualitative portions of the 2010 bonus for each of the Named Executive Officers other than the CEO.

Name	Bonus Amount for Achievement of Quantitative Targets	Bonus Amount for Achievement of Qualitative Targets	Total Bonus
Phillip C. Widman	$0	$136,530	$136,530
Thomas J. Riordan	$0	$191,142	$191,142
Steve Filipov	$0	$108,996	$108,996
George Ellis	$0	$125,949	$125,949

For 2010, the Committee approved a bonus plan for Mr. DeFeo with an overall total bonus target of 200% of his base salary (calculated before the 10% salary reduction and the perquisite adjustment), which equated to a bonus target of $2,300,000.  This was contingent on Mr. DeFeo satisfying both quantitative financial performance measures and qualitative performance measures.

CEO Quantitative Bonus Targets

The 2010 quantitative financial performance measures for Mr. DeFeo focused on two specific areas of financial performance:

Performance Measure*	Weighting (%)	Target	Achievement
Operating Earnings	37.5%	$150 million	$(75) million
Earnings Per Share, on a fully diluted basis (“EPS”) for the fourth quarter of 2010	12.5%	$0.01	$(0.30)

*   Based on 2010 approved budget.

The Committee added the EPS target for the fourth quarter of 2010 to Mr. DeFeo’s goals, in addition to the operating profit goal, due to the importance of the Company returning to a positive EPS.

CEO Qualitative Bonus Targets

Mr. DeFeo had a number of qualitative performance measures that were considered in determining his 2010 bonus under the Omnibus Plan.  The following table provides a detailed listing of the qualitative performance measures that were considered by the Committee and their percentage weighting:

Performance Measure	Weighting (%)	Goals
Financial Controls, Compliance Leadership and Corporate Responsibility	10.0%

Expand business practice advocates program. Continue business practices and ethics education. Continue safety initiative, environmental audits and other process improvements. Implement recommendations from the final special committee report.

Management Development and Succession Planning	10.0%

Build candidate list and specific development plans for internal CEO potential candidates and benchmark these executives against comparable external executives. Develop candidate list for CFO position and complete development plan by year-end. Develop a Group President talent pool of leaders and build individual development plans for such leaders.

Operational Improvements	10.0%

Begin implementation of “first 12 months” quality measurement plan. Complete follow-up net promoter score surveys for a significant portion of the Company’s businesses. Consistently measure, track and consolidate parts “order fill” tracking system. Continue to streamline manufacturing footprint.

Terex Positioning for the Future	20.0%

Undertake a complete examination of the Company’s strategy and organizational structure. Complete planned divestitures by year-end for a refined end market and product line strategy. Achieve significant developing market progress in China, India and Brazil. Redeploy mining sale proceeds or begin to pay down debt. Complete global business systems implementation in most U.S. and U.K. operations.

The following table indicates the correlation between the Company’s operating earnings performance and Mr. DeFeo’s bonus opportunity:

2010 Operating Earnings	2010 Bonus Opportunity for Mr. DeFeo
At or Below $10,000,000	$872,000
$40,000,000	$1,150,000
$70,000,000	$1,465,000
$100,000,000	$1,906,000
$130,000,000	$2,256,000
$160,000,000	$2,606,000
$190,000,000	$2,921,000
$220,000,000	$3,236,000
$250,000,000	$3,450,000

The following tables detail the quantitative and qualitative portions of Mr. DeFeo’s 2010 bonus amount under the Omnibus Plan:

Quantitative Bonus Goal	Quantitative Bonus Target Amount	Bonus Amount for Achievement of Quantitative Targets
Operating Earnings	$862,500	$0
EPS	$287,500	$0
Total	$1,150,000	$0

Qualitative Bonus Goal	Qualitative Bonus Target Amount	Bonus Amount for Achievement of Qualitative Targets
Financial Controls, Compliance Leadership and Corporate Responsibility	$230,000	$69,760
Management Development and Succession Planning	$230,000	$69,760
Operational Improvements	$230,000	$87,200
Terex Positioning for the Future	$460,000	$209,280
Total	$1,150,000	$436,000

The qualitative measures accounted for all of the Omnibus Plan bonus amounts that the CEO earned.

The Committee believes that bonus target percentage ranges for the Company’s executive officers were, in the aggregate, above the third quartile of bonus target percentage ranges for the Benchmark Companies.  However, due to the Company’s financial performance in 2010, the actual 2010 bonus payouts for each of the named executive officers were below the third quartile of bonus target percentage ranges for the Benchmark Companies.

The Committee believes that the bonus payouts over the past two years are consistent with its longstanding compensation philosophy of paying for performance, as the actual bonus payouts for 2009 and 2010 have been below the 50th percentile of bonus target percentage ranges for the Benchmark Companies as a result of the Company’s performance falling below the Committee’s expectations for this time period.

Benefits and Perquisites

Effective January 1, 2010, the Company eliminated substantially all perquisites that applied only to its executive officers.  This eliminated Company-paid automobiles, financial planning services, club memberships, use of private aircraft, tax gross ups on executive life insurance and other similar perquisites, but did not impact benefits that are also provided to the broader team member population, such as payment of relocation expenses, Company-paid medical and life insurance, 401(k) match, wellness awards and other similar benefits.  As described above, the Committee approved a one-time base salary adjustment for each of the Company’s executive officers in an amount substantially comparable to the perquisites eliminated.  The Company provided housing allowances and reimbursed the education costs for the children of one of its named executive officers.  These benefits were previously given to induce the executive officers to relocate their families based on the business needs of the Company.

The Company generally provides its executive officers benefits, which are also provided generally to all other U.S.-based salaried employees, such as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical, dental and vision plans, flexible spending accounts and long and short-term disability coverage.  In addition, executive officers, as well as certain other middle management team members of the Company, may elect to defer compensation and receive matching contributions in the Company’s deferred compensation plan.

Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites.  In 2009, the Company eliminated the payment of any tax gross ups except as they relate to certain relocation benefits.  In 2010, the Company provided tax gross ups to Messrs. Riordan, Filipov and Ellis related to certain relocation benefits.  The Company also provides these types of tax gross ups to many middle management team members, as they are often necessary to induce team members and new hires to relocate based on the business needs of the Company.

Long-Term Incentive Compensation

The purpose of long-term incentive compensation is both to align the interests of the executive officers with the interests of the stockholders and to provide a level of reward and recognition for superior performance.  The Company’s objective is to provide its executive officers with long-term incentive awards that are generally within the third quartile of the award level at the Benchmark Companies.  Long-term incentive awards may include cash and non-cash components.

One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock awards to executive officers, including awards which have a performance-based component.  In this way, the stock awards have the dual objective of helping to build stockholder value while also serving to retain and motivate the Company’s senior leadership.  Long-term incentive compensation is designed to provide wealth creation for executives if stockholder value is created.  In 2010, the Company issued long-term incentive compensation designed to provide an economic value that was generally within the third quartile of the long-term compensation level at the Benchmark Companies.

When determining the size of equity awards, the Committee believes that there is merit in taking into account the amount of equity that an executive owns in the Company, and the Committee undertook an extensive review in 2010 of the equity ownership in the Company of each of the executives.  However, the overriding factor in determining the size and amount of equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value.

In 2010, the long-term compensation awards granted by the Company consisted of time based restricted stock awards and performance-based restricted stock awards (other than for Mr. DeFeo, who received solely performance-based awards).  Although there were signs that the Company’s markets had stabilized, as a result of the continuing economic uncertainty, the Committee determined to temporarily move to a greater level of time-based vesting for the 2010 awards for Messrs. Riordan and Widman.  Mr. DeFeo received solely performance-based awards, as the Committee believed that he was the executive with the greatest potential impact on the Company’s overall performance and that accordingly he should have a greater percentage of his long-term compensation directly tied to the performance of the Company.

2010 Stock Awards

The Company’s policy is to make grants of stock awards in the first quarter of each calendar year, which is soon after the Company’s prior year’s results are finalized and released publicly, as well as after the Company’s budget has been finalized for the coming year.

In the first quarter of 2010, the executive officers were granted restricted stock awards.  The restricted stock grants for the executives contained both time-based awards and performance-based awards, other than Mr. DeFeo, who received solely performance-based awards.  Each time-based award will vest solely on the passage of time over a five-year period, with 20% of the time-based award vesting on March 3 of each of 2011, 2012, 2013, 2014 and 2015, to the extent the executive is still employed with the Company.  The Committee determined that the time-based awards would vest pro rata over five years rather than over a three or four-year vesting period as has historically been the predominant Company practice.  The Committee chose the longer time period for the time-based awards in order to provide more retentive benefit to the Company, as the Committee recognized that the Company was recovering from the global economic recession more slowly than many of the Benchmark Companies.

The performance awards for each of the executives, other than Mr. DeFeo, will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $35.00 (the “$35 Shares”) or $50.00 (the “$50 Shares”), as applicable, based on the information in the Outstanding Equity Awards at Fiscal Year-End table set forth below, for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.  On the date of grant, the Company’s closing stock price was $21.33.  As of February 15, 2011, condition (i) has been satisfied for the $35 Shares and the $50 Shares and condition (ii) has been satisfied for the $35 Shares.

The performance awards for Mr. DeFeo will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $45.00 (the “$45 Shares”) or $60.00 (the “$60 Shares”), as applicable, based on the information in the Outstanding Equity Awards at Fiscal Year-End table set forth below, for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.  On the date of grant, the Company’s closing stock price was $21.33.  As of February 15, 2011, condition (i) has been satisfied for the $45 Shares and the $60 Shares.

The Committee determined that achieving pre-set stock price targets was the appropriate metric for the 2010 performance awards in order to align the interests of the executive officers and the stockholders.  In determining the stock price levels, the Committee focused on the strong average annual returns that the stockholders would receive over three and five-year periods if the price target levels were reached over those time periods.

In addition, on March 3, 2010, Mr. Riordan was also granted a time-based award that was intended to vest solely on the passage of time over a three-year period, with one-third of the time-based award vesting on March 3 of each of 2011, 2012 and 2013.  This award was granted to Mr. Riordan in recognition of his efforts as Interim President of Terex Construction.  This award, as well as the other awards granted to Mr. Riordan on March 3, 2010, was forfeited upon Mr. Riordan’s departure from the Company in early 2011.

Post-Employment Compensation

Retirement Plans and Life Insurance

The Company offers a variety of mechanisms for its executive officers to plan for their retirement.  These plans are offered to attract and retain executive officers by offering them benefits similar to those offered by the Benchmark Companies.  The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, a defined benefit supplemental executive retirement plan (“DB SERP”), a defined contribution supplemental executive retirement plan (“DC SERP”, and together with the DB SERP, the “SERPs”) and, for the CEO, a defined benefit pension plan which has been frozen since 1993.  The DB SERP is closed to new participants.  A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.  See “Pension Benefits” for a description of the SERPs and “Nonqualified Deferred Compensation” for a description of the Company’s deferred compensation plan.

In addition, each executive officer receives a life insurance benefit that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each executive officer with a group life insurance benefit that is approximately two times his or her base salary. In addition, the Company owns a universal life insurance policy on the life of Mr. DeFeo in the amount of $10,000,000.  Pursuant to the terms of this arrangement, the Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust has the right to designate a beneficiary or beneficiaries to receive the insurance proceeds from this policy on Mr. DeFeo’s death, subject to the Company’s right to first receive a certain portion of the insurance proceeds.

Termination of Employment and Change in Control Arrangements

Each of the Named Executive Officers, other than Mr. DeFeo, was a party to a Change in Control and Severance Agreement with the Company that was entered into in April 2008 or June 2009 (collectively, the “Executive Agreements”).  The Executive Agreements for Messrs. Widman, Filipov and Ellis were amended and restated in March 2011 to remove the provision providing for a gross up payment if an excise tax is imposed on the change of control payments and benefits under Sections 280G and 4999 of the Code.  This change was consistent with the Committee’s determination in December 2009 that any Change in Control and Severance Agreements that the Company enters into in the future will not contain any excise tax gross up payments. In addition, certain other minor changes were made including clarifying the calculation of payments for past service.  The Company and Mr. DeFeo entered into the DeFeo Agreement that contains provisions regarding termination of employment and change in control circumstances.  The Executive Agreement for Mr. Riordan terminated in accordance with its terms on January 31, 2011 when Mr. Riordan resigned from his position with the Company.

These agreements provide the executive officers with a core level of assurance that their actions on behalf of the Company and its stockholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g., merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company.  In addition, these agreements contain measures that protect the Company as well, such as confidentiality, non-compete and non-solicitation provisions.  The key terms of these agreements are generally customary provisions for agreements of this type and are described below in “Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the three previous fiscal years of the Company’s CEO, Chief Financial Officer and its three other highest paid executive officers who had 2010 total qualifying compensation in excess of $100,000 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald M. DeFeo	2010	$1,135,000	-0-	$4,250,000	-0-	$436,000		$1,900,507	$178,623	$7,900,130
Chairman and Chief	2009	$1,058,958	-0-	$1,289,478	-0-	$782,000		$1,282,244	$287,300	$4,699,980
Executive Officer	2008	$1,150,000	-0-	$8,019,136	-0-	-0-	(6)	$1,374,573	$809,827	$11,353,536
Phillip C. Widman	2010	$600,000	-0-	$1,716,581	-0-	$136,530		$218,289	$16,360	$2,687,760
Senior Vice President and	2009	$492,646	-0-	$483,626	-0-	$150,000		$296,211	$61,409	$1,483,892
Chief Financial Officer	2008	$526,250	-0-	$2,672,978	-0-	$336,368		$142,353	$90,683	$3,768,632
Thomas J. Riordan (7)	2010	$840,000	-0-	$2,501,217	-0-	$191,142		$177,928	$231,943	$3,942,230
President and	2009	$727,458	-0-	$483,626	-0-	$200,000		$270,529	$292,882	$1,974,495
Chief Operating Officer	2008	$780,000	-0-	$2,672,978	-0-	$664,739		$165,759	$250,251	$4,533,727
Steve Filipov (8)	2010	$479,000	-0-	$929,810	-0-	$108,996		$137,161	$380,239	$2,035,206
President, Developing	2009	$414,375	-0-	$137,286	-0-	$87,750		$363,300	$351,049	$1,353,760
Markets and Strategic	2008	$460,945	-0-	$1,444,788	-0-	$143,428		$143,791	$257,099	$2,450,051
Accounts
George Ellis	2010	$369,000	-0-	$929,810	-0-	$125,949		$267	$521,694	$1,946,720
President, Terex Construction

(1)  See Note Q — “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(2)  The amounts listed in the Stock Awards column are the aggregate grant date fair value amounts computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  The amounts listed in the Stock Awards column include awards that are subject to performance conditions.

(3)  The amounts in this column reflect annual incentive awards earned during fiscal years 2008, 2009 and 2010 under the 2004 Plan and the Omnibus Plan.

(4)  The amounts in this column for Messrs. DeFeo, Widman, Riordan and Filipov reflect the actuarial increase in the present value of the Named Executive Officers’ benefits under all defined benefit pension plans.  No Named Executive Officer received preferential or above-market earnings on deferred compensation, except for Mr. Ellis who received $267 (two hundred and sixty-seven dollars) in earnings that were above-market or preferential.

(5)  As part of its competitive compensation program, the Company in 2010 provided its Named Executive Officers with certain perquisites and other personal benefits.  As noted in the “Compensation Discussion & Analysis” section above, in December 2009, the Company eliminated substantially all perquisites that applied only to its executive officers.  The amounts listed below are the aggregate incremental cost of the benefits and perquisites paid by the Company.  The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite.  For example, the amount listed under the Company Paid Life Insurance column is the amount that the Company paid to a third party as a result of providing the life insurance to the Named Executive Officer.  As part of their compensation, each of the Named Executive Officers in 2010 received the benefits and perquisites listed in the table below:

Name	Disability Premiums	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Other*	Total
Ronald M. DeFeo	$2,539	$9,800	$1,800	$164,484	-0-	$178,623
Phillip C. Widman	$2,539	$9,800	$1,800	$2,221	-0-	$16,360
Thomas J. Riordan	$2,539	$9,800	-0-	$3,280	$216,324	$231,943
Steve Filipov	$2,539	$9,800	-0-	$1,868	$366,032	$380,239
George Ellis	$2,539	$9,800	$720	$1,532	$507,103	$521,694

* The amount shown for Mr. Riordan consists of $46,028 for a matching contribution to the Company’s Deferred Compensation Plan, which matching contribution is invested in Common Stock, and $170,296 for payments related to Mr. Riordan’s relocation, of which $73,142 is for the reimbursement of taxes; the amount shown for Mr. Filipov consists of $219,861 for payment of a housing allowance, of which $99,861 is for the reimbursement of taxes, $116,856 for the reimbursement of Mr. Filipov’s children’s education, of which $53,076 is for the reimbursement of taxes, $27,483 for payments related to Mr. Filipov’s relocation, of which $12,483 is for the reimbursement of taxes, and $1,832 for payment of tax services, of which $832 is for the reimbursement of taxes; and the amount shown for Mr. Ellis consists of $450,766 for payments related to Mr. Ellis’ relocation, of which $209,764 is for reimbursement of taxes, $38,369 for the Company’s contribution to the DC SERP, and $17,968 for payment of a housing allowance.

(6)  Pursuant to the satisfaction of the performance criteria, Mr. DeFeo was entitled to non-equity incentive plan compensation in the amount of $1,171,620.  However, as the Company was making significant headcount reductions and implementing other cost reductions in 2008, Mr. DeFeo believed that he should lead by example and share some of the economic burden and voluntarily declined receipt of this non-equity incentive plan compensation.

(7)  Mr. Riordan resigned his position with the Company effective January 31, 2011.

(8)  Mr. Filipov received the first six months of his 2008 salary in Euros, which amount was converted into U.S. Dollars at an average rate of one Euro = $1.5255.

Grants of Plan-Based Awards

The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2010 to the Named Executive Officers.  The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2010 is also listed in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	and Option Awards
Ronald M. DeFeo	3/3/2010					125,000					$2,228,750
	3/3/2010					125,000					$2,021,250
	N/A	$115,000	$2,300,000	$3,450,000
Phillip C. Widman	3/3/2010					26,288					$501,575
	3/3/2010					26,288					$453,205
	3/3/2010							35,715			$761,801
	N/A	$90,000	$450,000	$675,000
Thomas J. Riordan	3/3/2010					32,860					$626,969
	3/3/2010					32,860					$566,506
	3/3/2010							44,643			$952,235
	3/3/2010							16,667			$355,507
	N/A	$168,000	$840,000	$1,260,000
Steve Filipov	3/3/2010					14,239					$271,680
	3/3/2010					14,239					$245,480
	3/3/2010							19,346			$412,650
	N/A	$71,850	$359,250	$538,875
George Ellis	3/3/2010					14,239					$271,680
	3/3/2010					14,239					$245,480
	3/3/2010							19,346			$412,650
	N/A	$55,350	$276,750	$415,125

On March 3, 2010, two grants of Common Stock subject to restrictions on transfer, conditions of forfeitability and other limitations and restrictions (“Restricted Stock”) with performance-based criteria (“Performance Shares”) were made under the Omnibus Plan to Mr. DeFeo each in the amount of 125,000 shares.  The value of the Performance Shares granted to Mr. DeFeo set forth in the table above was not based on the closing stock price on the NYSE of the Common Stock on March 3, 2010, as the Performance Shares were based on a market condition.  The Company used the Monte Carlo method to provide the grant date fair value for these Performance Shares, determined to be $17.83 and $16.17 per share for the $45 Shares and $60 Shares, respectively.  See Note Q — “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a detailed description of the assumptions that the Company used to arrive at this valuation and the “Compensation Discussion & Analysis” section above for a detailed description of the performance measures used in this grant.  Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Performance Shares shall vest immediately.  Dividends, if any, are paid on vested Performance Shares at the same rate as paid to all stockholders.

In addition, on March 3, 2010, grants of Performance Shares were made under the Omnibus Plan to Mr. Widman (26,288 ($35 Shares) and 26,288 ($50 Shares)), Mr. Riordan (32,860 ($35 Shares) and 32,860 ($50 Shares)), Mr. Filipov (14,239 ($35 Shares) and 14,239 ($50 Shares)) and Mr. Ellis (14,239 ($35 Shares) and 14,239 ($50 Shares)).  The value of the Performance Shares granted to such Named Executive Officers set forth in the table above was not based on the closing stock price on the NYSE of the Common Stock on March 3, 2010, as the Performance Shares were based on a market condition.  The Company used the Monte Carlo method to provide the grant date fair value for these Performance Shares, determined to be $19.08 and $17.24 per share for the $35 Shares and $50 Shares, respectively.  See Note Q — “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a detailed description of the assumptions that the Company used to arrive at this valuation and the “Compensation Discussion & Analysis” section above for a detailed description of the performance measures used in this grant.  Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Performance Shares shall vest immediately.  Dividends, if any, are paid on vested Performance Shares at the same rate as paid to all stockholders.

In addition, on March 3, 2010, grants of Restricted Stock were made under the Omnibus Plan to Mr. Widman (35,715 shares), Mr. Riordan (44,643 and 16,667 shares), Mr. Filipov (19,346 shares) and Mr. Ellis (19,346 shares).  The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above is based on the closing stock price on the NYSE of the Common Stock of $21.33 per share on March 3, 2010.  These shares of Restricted Stock will vest as follows: 20% on March 3, 2011; 20% on March 3, 2012; 20% on March 3, 2013; 20% on March 3, 2014; and 20% on March 3, 2015, except for the 16,667 shares granted to Mr. Riordan, which were intended to vest solely on the passage of time over a three-year period, with one-third vesting on March 3 of each of 2011, 2012 and 2013.  This award, as well as the other awards granted to Mr. Riordan on March 3, 2010, was forfeited upon Mr. Riordan’s departure from the Company in early 2011.  Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock shall vest immediately.  Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

It is generally the Company’s policy not to enter into employment contracts unless it is legally required or customary to do so in a particular country.  However, the Board has determined that maintaining Mr. DeFeo’s services is important to the long-term strategy of the Company and that the loss of Mr. DeFeo’s services could have a significant, negative impact on the Company’s business.  Therefore, the Company feels it is prudent to have an employment agreement with Mr. DeFeo.  Mr. DeFeo’s employment agreement expires on December 31, 2012.  The Company relies on the management and leadership skills of its other Named Executive Officers, but not to the same extent that it relies on Mr. DeFeo, and accordingly these executives are not bound by employment agreements.  The Company’s other executive officers are strictly at-will employees.  Each of the Company’s executive officers, including Mr. DeFeo, have their compensation reviewed on an annual basis.

Under the DeFeo Agreement, Mr. DeFeo receives an annual base salary, subject to adjustment by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company.  The Company also agreed to use its best efforts to have Mr. DeFeo elected as a member of the Board and, consistent with generally accepted best corporate governance standards, Chairman of the Board during the term of the DeFeo Agreement.  For additional information regarding Mr. DeFeo’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ronald M. DeFeo	3,230			$8.40	4/5/2011
	150,000			$11.18	3/19/2012
	100,000			$5.59	3/13/2013
	80,000			$16.35	5/7/2014
						4,279	(2)	$132,820
						20,551	(3)	$637,903
									61,792	(4)	$1,918,024
									37,075	(5)	$1,150,808
						60,300	(6)	$1,871,712
									19,900	(7)	$617,696
									19,900	(8)	$617,696
									59,700	(9)	$1,853,088
									125,000	(10)	$3,880,000
									125,000	(11)	$3,880,000
Phillip C. Widman	25,000			$10.05	9/17/2012
	12,000			$17.35	3/11/2014
	10,000			$45.75	6/1/2016
						1,391	(2)	$43,177
						6,850	(3)	$212,624
									20,597	(4)	$639,331

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
									12,358	(5)	$383,592
						22,600	(6)	$701,504
									7,467	(7)	$231,776
									7,467	(8)	$231,776
									22,400	(9)	$695,296
						35,715	(12)	$1,108,594
									26,288	(13)	$815,980
									26,288	(14)	$815,980
Thomas J. Riordan						7,500	(15)	$232,800
									7,500	(16)(17)	$232,800
						1,605	(2)(17)	$49,819
						6,850	(3)(17)	$212,624
									20,597	(4)(17)	$639,331
									12,358	(5)(17)	$383,592
						22,600	(6)(17)	$701,504
									7,467	(7)(17)	$231,776
									7,467	(8)(17)	$231,776
									22,400	(9)(17)	$695,296
						44,643	(12)(17)	$1,385,719
						16,667	(17)(18)	$517,344
									32,860	(13)(17)	$1,019,974
									32,860	(14)(17)	$1,019,974

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Steve Filipov	2,500			$17.35	3/11/2014
	10,000			$45.75	6/1/2016
						1,712	(2)	$53,140
						9,848	(3)	$305,682
									8,290	(4)	$257,322
									3,553	(5)	$110,285
						17,400	(6)	$540,096
						19,346	(12)	$600,500
									14,239	(13)	$441,979
									14,239	(14)	$441,979
George Ellis	6,000			$5.66	2/7/2013
	7,500			$10.42	8/4/2013
	5,000			$17.35	3/11/2014
	4,000			$45.75	6/1/2016
						401	(2)	$12,447
						822	(3)	$25,515
									1,030	(4)	$31,971
						15,100	(6)	$468,704
						19,346	(12)	$600,500
									14,239	(13)	$441,979
									14,239	(14)	$441,979

(1)           Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2010 of $31.04.

(2)           The shares of Restricted Stock vested on March 6, 2011.

(3)           The shares of Restricted Stock vested on March 4, 2011.

(4)           The shares of Restricted Stock vest if the Company achieves a targeted annual increase in EPS for the period January 1, 2008 through December 31, 2010.  If this target is achieved, the shares will vest in full on the later of March 4, 2011, or after the Company’s 2010 financial statements are completed and filed with the SEC.  The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted EPS measurement.  As the Company’s EPS achievement for the year ended December 31, 2010 was below the threshold of $6.77 per share for that time period, the Named Executive Officers did not receive any portion of the performance-based award.

(5)           The shares of Restricted Stock vest if the Company achieves a targeted three-year annualized total stockholder return (“TSR”) percentile rank for the period January 1, 2008 through December 31, 2010.  If this target is achieved, the shares will vest in full on the later of March 4, 2011, or after the Company’s 2010 financial statements are completed and filed with the SEC.  The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted TSR measurement.  As the Company’s TSR percentile rank for the period January 1, 2008 through December 31, 2010 was below the threshold of the 40th percentile for that time period, Messrs. DeFeo, Widman, Riordan and Filipov did not receive any portion of the performance-based award.

(6)           The shares of Restricted Stock vest on February 26, 2012.

(7)           The shares of Restricted Stock vest if the Company achieves a targeted EPS in 2010.  If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2011 financial statements are completed and filed with the SEC.  The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted EPS.  Based on the Company’s 2010 EPS results, the Committee determined that Messrs. DeFeo and Widman will receive 50% of the performance-based award, which will be paid on the later of the third anniversary of the date of grant, or after the Company’s 2011 financial statements are completed and filed with the SEC.

(8)           The shares of Restricted Stock vest if the Company achieves a targeted EPS in 2011.  If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2011 financial statements are completed and filed with the SEC.  The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted EPS.  The EPS target for 2011 is net income from continuing operations of $0.66 per share for the year, excluding the impact of certain restructuring or unusual items.

(9)           The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the period January 1, 2009 through December 31, 2011.  If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2011 financial statements are completed and filed with the SEC.  The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(10)         The shares of Restricted Stock will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $45.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

(11)         The shares of Restricted Stock will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $60.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

(12)         The shares of Restricted Stock will vest as follows: 20% on March 3, 2011; 20% on March 3, 2012; 20% on March 3, 2013; 20% on March 3, 2014; and 20% on March 3, 2015.

(13)         The shares of Restricted Stock will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $35.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  As the above performance criteria were satisfied in February 2011, the performance award shall vest on March 3, 2014.

(14)         The shares of Restricted Stock will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $50.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

(15)         The shares of Restricted Stock vested on January 31, 2011.

(16)         The shares of Restricted Stock were scheduled to vest if the Company achieved a targeted percentage ROIC for the year ended December 31, 2010.

(17)         As Mr. Riordan’s last day of employment with the Company was on January 31, 2011, Mr. Riordan forfeited these shares in accordance with the terms of his restricted stock award agreement.

(18)         The shares of Restricted Stock were scheduled to vest as follows: 1/3 on March 3, 2011; 1/3 on March 3, 2012; and 1/3 on March 3, 2013.

Option Exercises and Stock Vested

The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2010 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald M. DeFeo	-0-	-0-	60,518	$1,745,482
Phillip C. Widman	-0-	-0-	26,727	$677,079
Thomas J. Riordan	-0-	-0-	15,514	$381,586
Steve Filipov	-0-	-0-	20,512	$498,948
George Ellis	-0-	-0-	1,938	$39,664

Pension Benefits

The table below provides information with respect to each of the Company’s pension plans that provide for payments at, following, or in connection with the retirement of a Named Executive Officer.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ronald M. DeFeo	Supplemental Executive Retirement Plan	19		$9,635,841	-0-
	Terex Pension Plan	1	(1)	$30,754	-0-
Phillip C. Widman	Supplemental Executive Retirement Plan	8	(2)	$985,213	-0-
Thomas J. Riordan	Supplemental Executive Retirement Plan	4	(3)	$707,811	-0-
Steve Filipov	Supplemental Executive Retirement Plan	15		$999,287	-0-
George Ellis	Not Applicable	-0-		-0-	-0-

(1)  Participation in the Terex Pension Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date.

(2)  Upon completing ten years of service with the Company, Mr. Widman will be credited with an additional five years of service for benefit and vesting purposes.

(3)  As Mr. Riordan’s last day of employment with the Company was on January 31, 2011, Mr. Riordan will not be entitled to any benefits under the SERP.

The SERPs are intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company.  The DB SERP is closed to new participants.  A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.

Participants in the DB SERP with ten or more years of eligible service are vested and entitled to annual pension benefits beginning at a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90 (the “Normal Retirement Benefit”).  The Board determined that for retention purposes, Mr. Widman would be credited with additional years of service as described above.  Participants in the DB SERP who are vested but terminate employment prior to NRA shall receive a retirement benefit that is equal to the actuarial equivalent of the Normal Retirement Benefit.

The compensation covered by the DB SERP is based on a participant’s final five-year average of annual salary and bonus.  Benefits are computed assuming an NRA of 65 or when age plus years of service first equal 90.  Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service.  Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed.  Benefits are reduced by 50% for Social Security or similar payments and 100% for any other Company-paid defined benefit retirement benefits.

Participants in the DC SERP with ten or more years of eligible service are vested and entitled to contributions made by the Company to their DC SERP account.  Annual contributions are based upon 10% of the participant’s base salary and bonus earned.  The Company credits contributions in the DC SERP with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher by Moody’s.  The annual rate of interest for 2010 was 5.5%. Benefits are payable in a lump sum payout following termination of employment.

Mr. DeFeo participates in the Terex Corporation Retirement Program for Salaried Employees (the “Retirement Plan”) which has merged into the Terex Pension Plan. None of the other Named Executive Officers participate in the Retirement Plan.  Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65.  Retirement benefits under the Retirement Plan for Mr. DeFeo are equal to the product of (i) his years of service (as defined in the Retirement Plan) and (ii) 1.08% of final average earnings (as defined in the Retirement Plan) plus 0.65% of such compensation in excess of amounts shown on the applicable Social Security Integration Table.  There is no offset for primary Social Security.  Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date.  However, participants not currently fully vested will be credited with service for purposes of determining vesting only.  The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $3,687 for Mr. DeFeo.

See Note P — “Retirement Plans and Other Benefits” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a detailed description of the assumptions that the Company uses in determining the present value of the accumulated benefit.

Nonqualified Deferred Compensation

The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Ronald M. DeFeo	-0-	-0-	$476,736	-0-	$1,317,711
Phillip C. Widman	-0-	-0-	-0-	-0-	-0-
Thomas J. Riordan	$180,555	$45,139	$1,153,390	-0-	$3,277,354
Steve Filipov	-0-	-0-	-0-	-0-	-0-
George Ellis	-0-	$38,369	$1,582	-0-	$39,951

(1)  The amounts shown in the “Executive Contributions in Last FY” column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation table above.

(2)  The amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the Summary Compensation table above.

(3)  The amounts shown in the “Aggregate Earnings in Last FY” column include $267 (two hundred and sixty-seven dollars) for Mr. Ellis, which amount is included in the Summary Compensation Table above, as these earnings were above-market or preferential.

(4)  Includes $2,500,000 and $1,637,435 for Messrs. DeFeo and Riordan, respectively, which amounts were included in Summary Compensation Tables in previous years.

Under the Deferred Compensation Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus.  The deferrals may be invested in Common Stock or in a bond index.  The Company credits the deferrals in the bond index with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher by Moody’s.  The annual rate of interest for 2010 was 5.5%. The Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is invested in Common Stock.  The Company does not make a contribution with respect to any deferrals into the bond index.  Participants in the Deferred Compensation Plan are always fully vested in their deferrals and any matching contributions received.  See “Pension Benefits” above for details on the DC SERP, including its vesting schedule.

The Named Executive Officers may receive payments under the Deferred Compensation Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan).  In addition, they may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years.  Furthermore, for deferrals made prior to December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months.  In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.

Potential Payments Upon Termination or Change in Control

If Mr. DeFeo’s employment with the Company is terminated for any reason, including for Cause (as such term is defined in the DeFeo Agreement), due to Mr. DeFeo’s death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including long-term incentive compensation awards, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed.  If Mr. DeFeo’s employment with the Company is terminated as the result of Mr. DeFeo’s death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs.

If Mr. DeFeo’s employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (as such terms are defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) a prorated portion of his bonus for the fiscal year during which such termination occurs, (iv) continuing insurance coverage for up to two years from termination, (v) immediate vesting of non-performance based unvested stock options and stock grants with a period of one year following termination to exercise his options, and (vi) continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is spread over a 13-month period following the date of termination, except if such termination occurs within 24 months following a Change in Control (as such term is defined in the DeFeo Agreement), in which event the cash portion is to be paid in a lump sum.  In addition, if Mr. DeFeo’s employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is entitled to (A) the greater of (1) the sum of (i), (ii) and (iii) above and (2) an amount equal to all compensation required to be paid to Mr. DeFeo for the balance of the term of the DeFeo Agreement, (B) the immediate vesting of any unvested performance stock options, stock grants, long-term incentive compensation awards and other similar awards, with a period of one year following termination to exercise any such options and (C) any amounts payable under the SERP for the number of years of service achieved by Mr. DeFeo on the date of termination.  The DeFeo Agreement also provides for additional payments to Mr. DeFeo in the event that any payments under the DeFeo Agreement are subject to excise tax under the Code, such that Mr. DeFeo retains an amount of such additional payments equal to the amount of such excise tax.

The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter.  The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter (24 months thereafter, if the date of Mr. DeFeo’s termination is within 24 months following a Change in Control).

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. DeFeo assuming that the triggering event took place on December 31, 2010 using the share price of Common Stock as of that day (both as required by the SEC).  However, a termination or Change in Control did not occur on December 31, 2010 and Mr. DeFeo was not terminated on that date.  There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$2,300,000		-0-		$2,300,000		-0-		-0-
Annual Incentive	$436,000		$436,000		$2,389,620		$436,000		$2,389,620		$436,000		$436,000
Restricted Shares (time-based)	-0-		-0-		$2,642,435		-0-		$2,642,435		$2,642,435		$2,642,435
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$10,037,312		$10,037,312		$10,037,312
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$5,100,767		$5,100,767		$5,100,767
Disability Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$330,000	(1)	-0-		$330,000	(1)	-0-		-0-
Retirement Plan Payments	$11,850,000	(2)	$11,850,000	(2)	$11,850,000	(2)	$11,850,000	(2)	$11,850,000	(2)	$11,850,000	(2)	$11,850,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$12,160,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$900,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit that Mr. DeFeo would be entitled to receive.

(2) Reflects the estimated value of Mr. DeFeo’s qualified and non-qualified retirement plans on December 31, 2010.

(3) Reflects the estimated value of all future payments that Mr. DeFeo would be entitled to receive under the Company’s disability program.

Pursuant to the Executive Agreements as of December 31, 2010, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his base salary (Mr. Ellis would receive one times his base salary), (ii) two times his annual bonus for the last calendar year preceding termination (Mr. Ellis would receive one times his annual bonus), and (iii) any accrued vacation pay.  This payment is to be paid in a lump sum simultaneously with the executive’s termination or on a monthly basis.  In addition, the executive also will receive (a) immediate vesting of unvested stock options, stock grants and cash performance awards, with a period of up to six months following termination to exercise such options, (b) continuing insurance coverage for 24 months from termination (Mr. Ellis would receive coverage for 12 months), (c) continuation of all other benefits in effect at the time of termination for 24 months from termination (Mr. Ellis would receive benefits for 12 months) and (d) outplacement services for a period of at least 12 months from termination.

In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his base salary (Mr. Ellis would receive one times his base salary), (ii) two times his annual bonus for the last calendar year preceding termination (this is not applicable for Mr. Ellis) and (iii) any accrued vacation pay.  This amount is to be paid in 12 or 24 equal monthly payments, as applicable. In such event, the executive would also have the right to exercise any stock options, long-term incentive awards or similar awards for up to six months following termination, and would immediately vest in non-performance based options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination (Mr. Ellis would immediately vest in the options and stock awards granted to him under the Company’s incentive plans that would vest in the 12 months following the date of termination).  In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination (Mr. Ellis would receive coverage and benefits for 12 months) and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Messrs. Riordan and Filipov agree that, for a period of 18 months, and Messrs. Widman and Ellis agree that, for a period of 12 months, following the date of termination (or 24 months for Messrs. Riordan and Filipov following such termination, if such termination is within 24 months following a Change in Control), the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement has an initial term of one year and automatically renews for an additional term of one year commencing on each anniversary of the date of the agreement until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of this Agreement, then the Executive Agreement remains in effect until the third anniversary of the date of the Change in Control.

As of December 31, 2010, the Executive Agreements also provided for additional payments to the executive in the event that any payments under the Executive Agreements are subject to excise tax under the Code, such that the executive retains an amount of such additional payments equal to the amount of such excise tax.  As described in the Compensation Discussion and Analysis section above, the Executive Agreements for Messrs. Widman, Filipov and Ellis were amended and restated in March 2011 to remove the provision providing for a gross up payment if an excise tax is imposed on the change of control payments.

The Executive Agreement for Mr. Riordan terminated in accordance with its terms on January 31, 2011 when Mr. Riordan resigned from his position with the Company.  As a result, Mr. Riordan was entitled to the balances in his Deferred Compensation Plan and 401(k) plan accounts, both of which he was fully vested in and which totaled $3.4 million at December 31, 2010.  As described above in the Compensation, Discussion and Analysis, Mr. Riordan received his 2010 non-equity incentive cash bonus of $191,142.  Mr. Riordan did not receive any other compensation or benefits in connection with his departure from the Company.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Widman, assuming that the triggering event took place on December 31, 2010 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2010 and Mr. Widman was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$1,200,000		-0-		$1,200,000		-0-		-0-
Annual Incentive	-0-		-0-		$436,530				$436,530		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$1,400,742		-0-		$2,065,898		$2,065,898		$2,065,898
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$3,813,730		$3,813,730		$3,813,730
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$932,834		$932,834		$932,834
Disability Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Retirement Plan Payments	$400,000	(2)	$400,000	(2)	$1,400,000	(2)	$400,000	(2)	$1,400,000	(2)	$400,000	(2)	$1,400,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$1,070,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,300,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit that Mr. Widman would be entitled to receive.

(2) Reflects the estimated value of Mr. Widman’s qualified and non-qualified retirement plans on December 31, 2010.

(3) Reflects the estimated value of all future payments that Mr. Widman would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Filipov, assuming that the triggering event took place on December 31, 2010 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2010 and Mr. Filipov was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$958,000		-0-		$958,000		-0-		-0-
Annual Incentive	-0-		-0-		$284,496				$284,496		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$1,192,228		-0-		$1,499,418		$1,499,418		$1,499,418
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$1,251,564		$1,251,564		$1,251,564
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$286,167		$286,167		$286,167
Disability Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Retirement Plan Payments	$1,400,000	(2)	$1,400,000	(2)	$1,400,000	(2)	$1,400,000	(2)	$1,400,000	(2)	$1,400,000	(2)	$1,400,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$900,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$2,400,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit that Mr. Filipov would be entitled to receive.

(2) Reflects the estimated value of Mr. Filipov’s qualified and non-qualified retirement plans on December 31, 2010.

(3) Reflects the estimated value of all future payments that Mr. Filipov would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Ellis, assuming that the triggering event took place on December 31, 2010 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2010 and Mr. Ellis was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$369,000		-0-		$369,000		-0-		-0-
Annual Incentive	-0-		-0-		$194,634				$194,634		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$37,962		-0-		$1,107,166		$1,107,166		$1,107,166
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$915,928		$915,928		$915,928
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$248,834		$248,834		$248,834
Disability Premiums	-0-		-0-		$2,500	(1)	-0-		$2,500	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$1,500	(1)	-0-		$1,500	(1)	-0-		-0-
Retirement Plan Payments	$350,000	(2)	$350,000	(2)	$350,000	(2)	$350,000	(2)	$350,000	(2)	$350,000	(2)	$350,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$738,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,900,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit that Mr. Ellis would be entitled to receive.

(2) Reflects the estimated value of Mr. Ellis’ qualified and non-qualified retirement plans on December 31, 2010.

(3) Reflects the estimated value of all future payments that Mr. Ellis would be entitled to receive under the Company’s disability program.

DIRECTOR COMPENSATION

The objectives of the Company’s compensation program for outside directors are to: (i) attract and retain independent, high caliber outside directors who are not affiliated with the Company and who provide a balanced experience and knowledge base within the Board; (ii) require a meaningful stock ownership in the Company to align the interests of the outside directors with those of the stockholders; and (iii) provide a total compensation opportunity that approximates the 50th percentile of the Benchmark Companies.

In November 2010, the Committee approved certain changes to the Company’s outside directors’ compensation program, which changes are noted below.  In considering changes to the compensation for the Board, the Committee noted public company boards, including the Board, generally have experienced increasing time commitments and demands over the past several years, which are expected to continue, and that the Company’s outside director compensation had not changed since 2007.  As a part of its review, the Committee retained its independent compensation consultant to prepare a report analyzing the Company’s outside directors’ compensation program in comparison with a selected group of peer companies, which was the Benchmark Companies (excluding those companies with annual revenues above $8 billion).  The Company’s Compensation Committee also considered that the total compensation received by the Company’s outside directors was below both the median and average of the above-mentioned peer group.

The compensation program for outside directors has three principal components: (i) an annual retainer for service as a Board member; (ii) an annual retainer for service on a committee or as Lead Director; and (iii) an initial stock award on becoming a director, each of which is described below.  The program is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in the Company’s Common Stock, to enable directors to defer receipt of their fees and to satisfy the Company’s Common Stock ownership objective for outside directors.  The program does not include the payment of additional fees per meeting, as each director is expected to prepare for and participate in all meetings during the year and provide a continuous year-round effort regardless of the formal meeting calendar.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company.  All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board meetings, committee meetings and other activities in furtherance of their responsibilities as members of the Company’s Board.

For 2010, each outside director was entitled to receive the equivalent of $150,000 for service as a Board member; however, that amount was reduced by 10% in recognition of the salary reductions of up to 10% for the majority of 2009 for most of the Company’s team members.  Beginning in 2011, each outside director will receive annually, on the first business day after the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), the equivalent of $175,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the day of the Annual Meeting).  Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) cash currently, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts.  If a director elects to receive shares of Common Stock currently without deferral into the stock fund of the Company’s Deferred Compensation Plan, then 40% of this amount is paid in cash to offset the tax liability related to such election.  For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date.  The Company’s director emeritus receives annually, on the day after the Annual Meeting, the equivalent of $87,500 for service as a director emeritus.  The director emeritus is invited to attend and participate in all Board and Governance and Nominating Committee meetings, and must attend at least one Board and Governance and Nominating Committee meeting in person annually.

The Company has established a Common Stock ownership objective for outside directors.  Each director is expected to accumulate, over the director’s first four years of Board service, the number of shares of Common Stock that is equal in market value to two times the annual retainer for Board service ($350,000).  Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level.  The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders.  To this end, each new director receives an award of shares of Common Stock having a market value of $50,000 on the date of the award.  Previously, each new director received an award of shares of Common Stock having a market value of $25,000 on the date of the award.  Each new director must elect to defer receipt of this award into the stock fund of the Company’s Deferred Compensation Plan.  Until such time as a director achieves the ownership objective or if a director shall at any time fall below the ownership objective, directors are expected to invest at least $87,500 per year (or such lesser amount necessary to achieve the ownership objective) in shares of Common Stock until the director has satisfied the ownership objective.

Each director who serves as Lead Director or on a committee of the Board receives an annual committee retainer, on the first business day after the Company’s Annual Meeting, as set forth in the table below:

Committee/Board Position*	Retainer as of January 1, 2011	Retainer in 2010
Lead Director*	$50,000	$40,000
Audit Committee Chair	$35,000	$35,000
Compensation Committee Chair	$35,000	$25,000
Governance and Nominating Committee Chair	$20,000	$15,000
Corporate Responsibility and Strategy Committee Chair	$20,000	$15,000
Audit Committee Member	$7,500	$5,000
Compensation Committee Member	$7,500	$3,000
Governance and Nominating Committee Member	$5,000	$3,000
Corporate Responsibility and Strategy Committee Member	$5,000	$3,000

* A Committee Chair shall only receive a committee chair retainer and not a committee member retainer as a result of chairing a committee.  In the event the Lead Director serves on any committees as either a committee chair or committee member, the Lead Director will not be eligible to receive any committee retainer other than the Lead Director retainer.

The retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan.  For a director whose service begins other than on the day of the Annual Meeting, any retainer is prorated.  If the Company does not hold an Annual Meeting by the end of May in any year, then any retainer that is scheduled to be paid following the Annual Meeting shall be paid on the last business day of May.

A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year.  The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances.  It is the expectation of the Compensation Committee that it will review this Outside Director Compensation Policy and the outside director compensation programs of the Benchmark Companies every two to four years, although it may review them more frequently as circumstances warrant.

The compensation paid to the Company’s outside directors in 2010 is summarized in the following table:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
G. Chris Andersen	$205,000	(5)	-0-	-0-	-0-	-0-	$1,000	$206,000
Paula H. J. Cholmondeley	$112,508		$40,492	-0-	-0-	-0-	$1,000	$154,000
Donald DeFosset	$38,000		$135,000	-0-	-0-	-0-	-0-	$173,000
William H. Fike	$6,000		$135,000	-0-	-0-	-0-	$50	$141,050
Thomas J. Hansen	$8,000		$135,000	-0-	-0-	-0-	-0-	$143,000
David A. Sachs	$28,000		$135,000	-0-	-0-	-0-	$1,000	$164,000
Oren G. Shaffer	$28,000	(5)	$135,000	-0-	-0-	-0-	-0-	$163,000
David C. Wang	$6,000		$135,000	-0-	-0-	-0-	-0-	$141,000

(1)           See Note Q — “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(2)           The grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 is the following:  Ms. Cholmondeley, $40,492 (portion of annual retainer paid on January 4, 2010); Mr. DeFosset, $135,000 (annual retainer paid on January 4, 2010); Mr. Fike, $135,000 (annual retainer paid on January 4, 2010); Mr. Hansen, $135,000 (annual retainer paid on January 4, 2010); Mr. Sachs, $135,000 (annual retainer paid on January 4, 2010); Mr. Shaffer, $135,000 (annual retainer paid on January 4, 2010); and Mr. Wang, $135,000 (annual retainer paid on January 4, 2010).

(3)           As of December 31, 2010, the following directors had vested outstanding options in these amounts: Mr. Andersen, 5,174; Mr. DeFosset, 2,587; Mr. Fike, 2,587; and Mr. Sachs, 27,524.

(4)           The amounts listed in the All Other Compensation column are the amount of charitable contributions made by the Company on behalf of the director in accordance with the Company’s charitable gift matching program.

(5)           In November 2010, the Committee approved cash payments to Messrs. Andersen ($30,000) and Shaffer ($20,000) in recognition of the significant amount of time that they dedicated to Terex as the chair and member, respectively, of a Special Committee of the Board that was formed to review and advise the Board with respect to corporate governance practice improvements in light of the previously settled investigation of the Company by the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

DONALD DEFOSSET
WILLIAM H. FIKE
DAVID A. SACHS
OREN G. SHAFFER
DAVID C. WANG

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person.  The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law.  In addition, the Company has an Audit Committee consisting solely of independent directors.  Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions.  See “Audit Committee Meetings and Responsibilities.”

From time to time, the Company may have employees who are related to its executive officers or directors.  The spouse of Mr. Ellis (President, Terex Construction) is an employee of the Company. The compensation and other terms of employment of each employee are determined on a basis consistent with the Company’s human resources policies. Mrs. Ellis received cash compensation in 2010 of approximately $200,000 and equity awards with a grant date fair value of approximately $170,000.

Mr. Filipov, President, Developing Markets and Strategic Accounts for Terex, received grants of restricted stock while he was living in France and employed by Terex Cranes France SAS, a subsidiary of the Company (“Terex Cranes France”).  In connection with the vesting of restricted stock granted to Mr. Filipov in 2007 that vested in 2009, an administrative error occurred in the withholding of shares for the payment of taxes and Mr. Filipov inadvertently received approximately $3,000 in cash that he should not have received.  In addition, Terex Cranes France inadvertently paid approximately $10,000 of income taxes in June 2010 on Mr. Filipov’s behalf in connection with the vesting of restricted stock granted to Mr. Filipov in 2006 and 2007.  As a result of the above transactions, as of December 31, 2010, Mr. Filipov owed Terex Cranes France approximately $13,000.  Mr. Filipov has subsequently repaid all amounts in full. This inadvertent arrangement constituted a non-permissible extension of credit under Section 402 of the Sarbanes-Oxley Act of 2002, and, accordingly, this arrangement has been terminated with respect to Mr. Filipov.

In 2010, the Company sold its Atlas businesses to Atlas Maschinen GmbH.  Fil Filipov, a former Terex executive (retired in 2003) and the father of Steve Filipov, is the Chairman of Atlas Maschinen GmbH.  The product lines divested in the transaction included crawler, wheel and rail excavators, knuckle-boom truck loader cranes and Terex® Atlas branded material handlers.  The transaction also included the Terex Atlas UK distribution business for truck loader cranes in the United Kingdom and the Terex minority ownership position in an Atlas Chinese joint venture.  The Atlas business was previously reported in the Construction segment, with the exception of the knuckle-boom truck loader cranes business, which was reported in the Cranes segment.  Steve Filipov had no involvement or interest in the above transaction.

Equity Compensation Plan Information

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	963,332	(1)	$18.97	1,478,033
Equity compensation plans not approved by stockholders	—		—	—
Total	963,332	(1)	$18.97	1,478,033

(1)               This does not include 3,836,696 of restricted stock awards, which are also not included in the calculation of weighted average exercise price of outstanding options, warrants and rights in column (b) of this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company’s outstanding equity securities, to file with the SEC initial reports of ownership and changes in ownership of equity securities of the Company.  Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2010.  Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with the management of the Company and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the independence of such independent registered public accounting firm.  The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes.  However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm.

AUDIT COMMITTEE

DONALD DEFOSSET
THOMAS J. HANSEN
OREN G. SHAFFER

PROPOSAL 2:  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2010. The Board, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2011. Accordingly, the Board recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board and the Audit Committee will reconsider this selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

During the last two fiscal years ended December 31, 2010 and December 31, 2009, PricewaterhouseCoopers LLP charged the Company $8,046,000 and $7,460,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.  This category includes fees related to various audit and attest services, due diligence related to mergers, acquisitions, dispositions and investments, and consultations concerning financial accounting and reporting standards.  The aggregate fees billed by PricewaterhouseCoopers LLP for such audit-related services for the fiscal years ended December 31, 2010 and December 31, 2009 were $1,068,000 and $2,303,000, respectively.

Tax Fees

The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance, tax consulting and tax planning services for the fiscal years ended December 31, 2010 and December 31, 2009 were $1,847,000 and $1,659,000, respectively.

All Other Fees

The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2010 and December 31, 2009 were $13,000 and $11,000, respectively, and were primarily related to miscellaneous items, including foreign government filings.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”

The Board recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

PROPOSAL 3: APPROVAL OF THE AMENDMENT OF

THE TEREX CORPORATION 2009 OMNIBUS INCENTIVE PLAN

General

Stockholders are being asked to approve an increase in the number of shares of Common Stock (“Shares”) authorized for issuance pursuant to the Omnibus Plan by 2,000,000 Shares.  The amendment to Section 4.1 of the Omnibus Plan is attached to this Proxy Statement as Appendix A.  The Omnibus Plan was adopted by the Board on February 26, 2009 and approved by the stockholders of the Company on May 14, 2009.

The purpose of the Omnibus Plan is to assist the Company in attracting and retaining selected individuals to serve as employees, directors, officers, consultants and advisors of the Company and its subsidiaries and affiliates who will contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock.  The Omnibus Plan authorizes the granting of (i) options (“Options”) to purchase Shares, (ii) stock appreciation rights (“SARs”), (iii) restricted stock awards, (iv) other stock awards, (v) cash awards and (vi) performance awards.  The cash awards under the Omnibus Plan will be utilized, in conjunction with the performance awards, for incentive compensation in the form of an annual bonus award and in certain circumstances, long-term performance awards to key executives responsible for the success of the Company.  The Board believes that such incentive compensation can help to attract and retain outstanding executives.

As of March 18, 2011, the record date, a total of 914,736 Shares were subject to outstanding stock option awards under other equity plans of the Company which had a weighted average exercise price of $19.49 per share and a weighted average remaining term of 2.56 years. There were also 2,879,893 Shares subject to outstanding stock awards under the Omnibus Plan and Prior Plans (as defined below) in the form of restricted stock awards and 1,804,533 Shares available for issuance under the Omnibus Plan as of March 18, 2011.

The Board continues to actively manage the number of Shares used for equity-based compensation each year. The following table sets forth information regarding options and time-based restricted stock granted and performance-based restricted stock earned under the Omnibus Plan and Prior Plans for each of the last three fiscal years.

	FY 2008	FY 2009	FY 2010
Stock options granted	10,348	-0-	-0-
Time-based restricted stock grant	618,196	1,490,688	1,659,216
Performance-based restricted stock earned	716,317	146,025	19,144

To ensure that there are sufficient Shares available under the Omnibus Plan to enable the Company to achieve the objectives of the Omnibus Plan, the Company proposes to increase the aggregate number of Shares available under the Omnibus Plan by 2,000,000 Shares.  The Board adopted the amendment to the Omnibus Plan on March 2, 2011, and directed that the Omnibus Plan be submitted to the stockholders of the Company for their approval.  Approval of the amendment to the Omnibus Plan will require affirmative vote of a majority of the Shares present in person or by proxy at the Meeting, provided that the total votes cast on this proposal represent over 50% of the total number of Shares entitled to vote on this proposal.

The following description of the material features of the Omnibus Plan is qualified in its entirety by the terms of the Omnibus Plan as filed with the SEC.  Stockholders may, without charge, obtain copies of the Omnibus Plan from the Company.  Requests for the Omnibus Plan should be addressed to the Company’s Secretary.

Common Stock Authorized

The maximum number of Shares that may be the subject of awards under the Omnibus Plan is proposed to be increased to 5,000,000 Shares, plus the number of Shares remaining available for issuance under the 2000 Plan and 1996 Plan (the “Prior Plans”) that were not subject to outstanding awards as of May 14, 2009, and the number of Shares subject to awards outstanding under the Prior Plans as of such date but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such Shares.  Under the Omnibus Plan, Shares covered by awards shall only be counted as used to the extent that they are actually issued.  Accordingly, Shares covered by any unexercised portions of terminated Options, Shares forfeited by participants and Shares subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto, or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares may again be subject to new awards.

No participant may be granted in any fiscal year awards for more than a total of 750,000 Shares under the Omnibus Plan.  The Shares to be issued or delivered under the Omnibus Plan are authorized and unissued Shares, or issued Shares that have been acquired by the Company, or both.

Omnibus Plan Administration

The Omnibus Plan provides that the Committee or a subcommittee thereof, or any other committee designated by the Board (the “Plan Committee”) consisting of not fewer than two members of the Board who are non-employee directors and outside directors, shall administer the Omnibus Plan. The Plan Committee is authorized, subject to the provisions of the Omnibus Plan, to establish such rules and regulations as it may deem appropriate for the proper administration of the Omnibus Plan.  Subject to the provisions of the Omnibus Plan, the Plan Committee shall have authority, in its sole discretion, to grant awards under the Omnibus Plan, to set performance goals in conjunction with any award, and to make determinations with respect to the achievement of performance goals, to interpret and construe the provisions of the Omnibus Plan and, subject to the requirements of applicable law, to prescribe, amend and rescind rules and regulations relating to the Omnibus Plan or any award thereunder as it may deem necessary or advisable.  In general, the Plan Committee may delegate to one or more of its members or to one or more officers of the Company the right to grant awards under the Omnibus Plan on such terms and conditions as the Plan Committee may from time to time establish.

Eligibility

Officers, employees, directors, consultants, advisors and independent contractors of the Company or any of its subsidiaries or affiliates as the Plan Committee shall select from time to time are eligible to receive awards under the Omnibus Plan.  As of March 15, 2011, approximately 16,000 people were eligible to participate under the terms of the Omnibus Plan and approximately 400 people had outstanding awards under the Omnibus Plan.

Stock Option Awards

Options to be granted under the Omnibus Plan may be “Incentive Stock Options” meeting the requirements of Section 422 of the Code or “Non-Qualified Stock Options” that do not meet such requirements.  Only employees of the Company or certain of its subsidiaries may receive Incentive Stock Options under the Omnibus Plan.  The Plan Committee must grant Options to purchase Shares at a price per share not less than 100% of the fair market value of such Share on the date of grant of such Option.  For so long as the Common Stock is listed on the NYSE, fair market value is the closing price of a Share on the

NYSE on the trading day of the date of the award.  The term of each Option will be determined by the Plan Committee, but generally will not exceed ten years from the date of grant.

SARs

The Omnibus Plan provides that SARs may be granted to participants in the discretion of the Plan Committee.  The Plan Committee may grant SARs at a price per share not less than 100% of the fair market value of a Share on the date of grant of such SAR.  Upon the exercise of a SAR, the recipient is entitled to receive from the Company, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or Shares determined by multiplying the (A) excess of the fair market value of a Share on the date of such exercise over the grant price, by (B) the number of Shares with respect to which the SAR is exercised.  The term of each SAR will be determined by the Plan Committee, but generally will not exceed ten years from the date of grant.

Restricted Stock Awards and Restricted Stock Units

The grant of a restricted stock award gives a participant the right to receive Shares, subject to a risk of forfeiture based upon certain conditions, such as performance standards, length of service or other criteria as the Plan Committee may determine.  Until all restrictions are satisfied, lapsed or waived, the Company will maintain custody over the restricted Shares but the participant may be able to vote the Shares and may be entitled to distributions paid with respect to the Shares, as provided by the Plan Committee. During such restrictive period, the restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.  If a participant terminates employment with the Company prior to expiration of the forfeiture period, the participant forfeits all rights to the Shares.  The Company also may grant restricted stock units under the Omnibus Plan.  The grant of restricted stock units generally operates in the same manner as the grant of restricted stock, except that no Shares are actually awarded on the date of grant and the participant shall have no voting rights with respect to any restricted stock units granted under the Omnibus Plan.

Performance Awards

The Plan Committee may grant, either alone or in addition to other awards granted under the Omnibus Plan, performance awards based upon performance of the Company or the participant.  Performance awards entitle the participant to receive cash, Options, SARs, restricted stock awards, restricted stock units or any other form of equity as the Plan Committee shall determine, if such participant achieves the measures of performance or other criteria established by the Plan Committee in its absolute discretion.  The Plan Committee may designate certain performance awards as performance-based compensation intended to qualify for a tax deduction under the Code.  Awards that are designed to be considered performance-based compensation shall be made in a manner that satisfies Section 162(m) of the Code.

The performance goals upon which the payment or vesting of an award that is intended to qualify as performance-based compensation shall be set within the shorter of: (a) ninety (90) days after the beginning of the performance period, or (b) twenty-five percent (25%) of the Performance Period has elapsed, and is limited to the following performance measures: (1) Net earnings or net income (before or after taxes); (2) Earnings per share; (3) Net sales or revenue growth; (4) Net operating profit or income; (5) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (6) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (7) Earnings before or after taxes, interest, depreciation, and/or amortization; (8) Gross or operating margins; (9) Productivity ratios; (10) Share price (including, but not limited to, growth measures and total stockholder return); (11) Cost control; (12) Margins; (13) Operating efficiency; (14) Market share; (15) Customer satisfaction or employee satisfaction; (16) Working capital; (17) Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (18) Management development; (19) Diversity; (20) Succession planning; (21) Financial controls; (22) Ethics; (23) Information technology;

(24) Marketing initiatives; (25) Business development; (26) Financial structure; (27) Taxes; (28) Depreciation and amortization; and (29) Total Stockholder Return.

Cash-Based Awards and Other Stock-Based Awards

The Plan Committee may grant, either alone or in addition to other awards granted under the Omnibus Plan, cash-based awards and other stock-based awards as determined by the Plan Committee.  Such awards may be subject to performance goals and may be designed to comply with or take advantage of the laws of jurisdictions other than the United States.  Cash awards under the Omnibus Plan will be utilized, in conjunction with the performance awards, for incentive compensation in the form of an annual bonus award and, in certain circumstances, long-term performance awards to key executives responsible for the success of the Company.

Amendment and Termination

The Board may amend or modify the Omnibus Plan, subject to any required stockholder approval.  The Board may not amend the Omnibus Plan to increase the number of Shares that may be the subject of awards under the Omnibus Plan (other than for antidilution adjustments) without the approval of the Company’s stockholders.  The Omnibus Plan will terminate by its terms and without any further action on the tenth anniversary of stockholder approval of the Omnibus Plan.  No awards may be made after that date under the Omnibus Plan, although awards outstanding under the Omnibus Plan on such date will remain valid in accordance with their terms.

Antidilution Adjustments

The number of Shares authorized to be issued under the Omnibus Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar capitalization change.

Federal Income Tax Consequences of Options

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Omnibus Plan based on federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options.  In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted; (ii) at the time of exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of Shares acquired pursuant to the exercise of a Non-Qualified Stock Option, any appreciation (or depreciation) in the value of the Shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option.  For purposes of the alternative minimum tax, however, the difference between the option price and the fair market value of the Common Stock on the date of exercise is an adjustment in computing the optionee’s alternative minimum taxable income.  If Shares are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disposition of the Shares is made by the optionee within two years after the date of grant or within one year after the transfer of the Shares to the optionee (such disposition, a “Disqualifying Disposition”), then upon the sale of the Shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If Shares acquired upon the exercise of an Incentive Stock Option are disposed of in a Disqualifying Disposition, then the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the Shares at the time of exercise (or, if less, the amount realized on the disposition of the Shares in a sale or exchange) over the option price paid for the Shares.

Special Rules Applicable to Directors and Officers.  In limited circumstances where the sale of Common Stock that is received as the result of a grant of an award could subject a director or an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the director or officer may differ from the tax consequences described above.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, or with respect to performance based compensation payable under the Omnibus Plan, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) such deduction is reasonable in amount, constitutes an ordinary and necessary business expense, is not subject to the $1,000,000 annual compensation limitation set forth in Section 162(m) of the Code and does not constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

The foregoing summary of the income tax consequences in respect of the Omnibus Plan is for general information only.  Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state, and local tax laws.

Grants Under the Omnibus Plan

Because benefits under the Omnibus Plan will depend on the discretion of the Plan Committee and the fair market value of the Common Stock at various future dates, it is not possible to determine the benefits that will be received if the amendment of the Omnibus Plan is approved by stockholders.  In addition, because the payment of a bonus under the Omnibus Plan for any fiscal year is contingent on the achievement of performance goals as of the end of the fiscal year, the Company cannot determine the amounts that will be payable or allocable for fiscal year 2011 or in the future.

During 2010 the Company granted restricted stock awards under the Omnibus Plan as follows:

•                  Restricted stock awards for 560,969 Shares were granted to the Named Executive Officers (one of whom was also a director) as a group.  For more details on these grants, including the allocation of restricted stock awards among the Named Executive Officers, see “Executive Compensation — Summary Compensation Table — Long Term Compensation Awards” and “Executive Compensation — Stock Option Grants in 2010.”

•                  Restricted stock awards for 261,004 Shares were granted to all current executive officers of the Company (not including the Named Executive Officers) as a group.

•                  Restricted stock awards for 47,020 Shares were granted to all directors (not including one director who was also a Named Executive Officers) as a group.

•                  Restricted stock awards for 1,447,867 Shares were granted to all employees of the Company (not including all current executive officers and Named Executive Officers of the Company) as a group.

No Options or SARs were granted under the Omnibus Plan during 2010.

For details on the bonuses received in 2010 pursuant to the Omnibus Plan by the Named Executive Officers, see “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Short-Term Compensation — Annual Cash Bonus.”

Recommendation

The Board believes that the approval of the amendment of the Omnibus Plan to increase the number of Shares authorized for issuance is in the best interests of the Company and its stockholders because having sufficient Shares for award under the Omnibus Plan will enable the Company to provide competitive equity incentives to employees, officers, directors, consultants and advisors to enhance the profitability of the Company and increase stockholder value.

The Board recommends that the stockholders vote FOR approval of the amendment of the Terex Corporation 2009 Omnibus Incentive Plan.

PROPOSAL 4:  ADVISORY VOTE ON THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

Pursuant to recently enacted rules under Dodd-Frank, the Board is asking the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail within the Compensation Discussion and Analysis section above, the Company’s executive compensation programs are designed to attract, motivate, reward and retain the Named Executive Officers, who are critical to the success of the Company. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value.

The Committee continually reviews the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.

The design and operation of an executive compensation program for a large, complex, global enterprise such as Terex necessarily involves multiple objectives and constraints. The Committee believes that the Company’s executive compensation programs have been effective in enabling the recruitment and retention of senior business leaders with the requisite talent and skills to drive the Company’s financial and operational performance. As further described within the Compensation Discussion and Analysis section above, the Company’s executive compensation programs are based on the following core principles:

Competitiveness: Total compensation should be competitive to attract, retain and motivate a leadership team capable of maximizing the Company’s performance. Each element should be benchmarked relative to peers and competitors.

Pay for performance: A substantial portion of compensation should be variable, contingent and directly linked to individual and Company or business unit performance.

Long-term focus: Long-term incentive compensation linked to stockholder value should comprise the most significant compensation opportunity for the Company’s most senior executives.

Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term stock-based compensation opportunities should outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

Stockholder alignment: Long-term incentives should align the interests of executives with the long-term interests of the Company’s stockholders through stock-based compensation and performance metrics that correlate with stockholder value.

The Company’s results in 2010 and actions taken by the Committee since January 1, 2010 demonstrate the Committee’s commitment to these principles and illustrate how the executive compensation program responds to business challenges and the marketplace.  Key highlights include the following:

•                  There were no base salary increases for the Named Executive Officers in 2010 (although, for everyone except Mr. DeFeo, the 10% salary reduction implemented in 2009 was not continued in 2010).

•                  Mr. DeFeo did not receive a base salary increase in 2010 and his 10% salary reduction for 2009 was continued in 2010.

•                  Annual net sales in 2010 increased approximately $560 million, or approximately 15%, versus 2009 and results from continuing operations in 2010 improved by approximately $195 million, or approximately 50%, as compared to 2009.  In addition, the Company’s total stockholder return in 2010 was 56.7% (the 73rd percentile in the Benchmark Companies).

•                  However, as 2010 operating results were below the Company’s expectations, bonus payouts for 2010 were significantly below the bonus target amount, with the average bonus payout to a Named Executive Officer being less than 25% of the Named Executive Officer’s bonus target.

•                  The long-term compensation awards granted in 2010 to the Named Executive Officers were granted exclusively in the Company’s equity and the majority was performance-based, with Mr. DeFeo’s award being 100% performance-based.

In keeping with current best practices, existing change in control and severance agreements were replaced with agreements that eliminate excise tax gross ups.  Stock ownership guidelines were adopted to encourage acquisition and retention of the Company’s Common Stock to reinforce the link between the executives’ interests with the long-term interests of the Company’s stockholders.

The Board remains committed to sound corporate governance practices and shares the interest of stockholders in maintaining effective performance-based executive compensation programs at the Company.  The Board believes that the Company’s executive compensation programs have a proven record of effectively aligning pay with performance and attracting and retaining highly talented executives.  The Board strongly encourages you to review the Compensation Discussion and Analysis and compensation tables in this proxy statement for detailed information on the extensive processes and factors the Committee considered when establishing performance and pay targets and in making decisions regarding actual payouts under the Company’s short and long-term performance based incentive plans.

Accordingly, the Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.

The Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 5:  ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Recently enacted rules pursuant to Dodd-Frank also enable the Company’s stockholders to indicate how frequently they believe the Company should seek an advisory vote on the compensation of the Company’s Named Executive Officers, such as Proposal 4 above.  Stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years or you may abstain. For the reasons described below, the Board recommends that the Company’s stockholders select a frequency of three years, or a triennial vote.

The Company will continue to engage with its stockholders regarding its executive compensation program.  Engagement with its stockholders is a key component of the Company’s corporate governance.  The Company seeks and is open to input from its stockholders regarding board and governance matters, as well as the Company’s executive compensation program.  In accordance with this philosophy, the Board amended the Guidelines in 2010 (prior to the implementation of Dodd-Frank), effective in 2011, to provide a mechanism to receive feedback from its stockholders on its executive compensation practices.

As a result, the Company will be holding the Compensation Forum, immediately before the Meeting at 9:30 a.m., local time, on May 12, 2011, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut and virtually via the Internet at www.virtualshareholdermeeting.com/terex, in which stockholders will be given the opportunity to ask questions of the Committee chairperson and provide feedback on the Company’s executive compensation program.  In addition, between April 1, 2011 and May 11, 2011, stockholders will be able to go to www.theinvestornetwork.com/forum/tex and post questions that they would like to have answered at the Compensation Forum.

The intention of the Board in instituting this mechanism is to allow for effective interaction between the Committee and the Company’s stockholders on compensation matters on an annual basis.  The Board feels an annual stockholder forum on compensation matters, in combination with a triennial stockholder vote on executive compensation, allows for effective interaction between the Committee and the Company’s stockholders on compensation matters.

A triennial vote will provide the Board with the time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes.  The Board carefully reviews changes to the Company’s compensation program to maintain the consistency and credibility of the program which is important in motivating and retaining the Company’s team members.  The Board therefore believes that a triennial vote is an appropriate frequency to provide the Committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to the Company’s executive compensation program in light of the time that would be required to implement any decisions related to such changes.

The Company’s executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge the Company’s executive compensation program in relation to the Company’s long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of the Company’s executive compensation program is to align the Named Executive Officers’ interests with the Company’s stockholders’ interests to support long-term value creation.  Accordingly, the Company grants awards with multi-year performance and service periods to encourage the Named Executive Officers to focus on long-term performance.  A triennial vote would allow the Company’s executive compensation programs to be evaluated over a similar time-frame and in relation to the Company’s long-term performance.

The Board therefore requests that stockholders select “Three Years” when voting on the frequency of advisory votes on executive compensation.  Although the advisory vote is non-binding, the

Board will review the results of the vote and, consistent with the Company’s record of stockholder engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board recommends that an advisory vote on the compensation of the Company’s Named Executive Officers be included in the Company’s Proxy Statement once every three years.

OTHER MATTERS

The Board does not know of any other business to be brought before the Meeting.  In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

All proposals of stockholders intended to be included in the proxy statement to be presented at the 2012 Annual Meeting of Stockholders must be received at the Company’s offices at 200 Nyala Farm Road, Westport, Connecticut 06880, no later than December 1, 2011.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 90 days or less than 60 days prior to the date of the annual meeting.  The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company’s 2012 annual meeting or to propose business for consideration at such meeting, notice must be given between February 10, 2012 and March 11, 2012.  The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Stockholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling (203) 222-7170 or writing Terex Corporation at 200 Nyala Farm Road, Westport, CT 06880.

STOCKHOLDERS    ARE   URGED   TO    VOTE    THEIR    PROXIES    WITHOUT    DELAY.

A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,

Eric I Cohen
Secretary

March 31, 2011

Westport, Connecticut

Appendix A

AMENDED SECTION 4.1 OF THE TEREX CORPORATION

2009 OMNIBUS INCENTIVE PLAN

ARTICLE 4

SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1        Number of Shares Authorized and Available for Awards. The number of Shares authorized and available for Awards under the Plan shall be determined in accordance with the following provisions:

(a)                            Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of Shares available for issuance under the Plan shall be 5,000,000 shares, plus (i) the number of Shares remaining available for issuance under the Prior Plans that are not subject to outstanding Awards as of the Effective Date, and (ii) the number of Shares subject to Awards outstanding under the Prior Plans as of the Effective Date but only to the extent that such outstanding Awards are forfeited, expire, or otherwise terminate without the issuance of such Shares.

(b)                           The maximum number of Shares that may be issued pursuant to ISOs under the Plan shall be 5,000,000.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TEREX CORPORATION M33686-P05781 TEREX CORPORATION 200 NYALA FARM ROAD WESTPORT, CT 06880 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For All Withhold All For All Except 0 0 0 0 0 0 0 0 0 0 0 0 0 Vote on Directors 1. ELECTION OF DIRECTORS NOMINEES: Vote on Proposals VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either (i) Monday, May 9, 2011 for shares in the 401(k) plan or (ii) Wednesday, May 11, 2011 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/terex You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either (i) Monday, May 9, 2011 for shares in the 401(k) plan or (ii) Wednesday, May 11, 2011 for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 01) Ronald M. DeFeo 02) G. Chris Andersen 03) Paula H.J. Cholmondeley 04) Don DeFosset 05) Thomas J. Hansen 06) David A. Sachs 07) Oren G. Shaffer 08) David C. Wang 2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011. 3. To approve an amendment to the Terex Corporation 2009 Omnibus Incentive Plan to increase the number of shares of the Company's common stock available for grant thereunder. 4. Advisory vote on the compensation of the Company's named executive officers. For address changes and/or comments, please check this box and write them on the back where indicated. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES, "FOR" PROPOSAL 2, 3 AND 4 AND "EVERY 3 YEARS" FOR PROPOSAL 5. 5. Advisory vote on the frequency of the advisory vote on the compensation of the Company's named executive officers. NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0 0 0 0 1 Year 2 Years 3 Years Abstain

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TEREX CORPORATION 2011 ANNUAL MEETING THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time on Thursday, May 12, 2011, at the offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, and any adjournment or postponement thereof, as follows: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTORS' NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND FOR EVERY 3 YEARS ON PROPOSAL 5. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. (Continued and to be signed on reverse side) M33687-P05781 ANNUAL MEETING OF STOCKHOLDERS OF TEREX CORPORATION THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card below. Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided.

M33688-P05781 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. TEREX CORPORATION *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2011. TEREX CORPORATION 200 NYALA FARM ROAD WESTPORT, CT 06880 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: March 18, 2011 Date: May 12, 2011 Time: 10:00 a.m. EDT Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/terex. Terex Corporation 200 Nyala Farm Road Westport, Connecticut 06880

M33689-P05781 How To Vote Please Choose One of the Following Voting Methods Vote In Person: In order to vote these shares in person, you will need to request a ballot at the stockholder meeting. Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. During The Meeting: Go to www.virtualshareholdermeeting.com/terex. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 28, 2011 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: . XXXX XXXX XXXX . XXXX XXXX XXXX . XXXX XXXX XXXX . XXXX XXXX XXXX

Voting Items M33690-P05781 1. ELECTION OF DIRECTORS NOMINEES: 01) Ronald M. DeFeo 02) G. Chris Andersen 03) Paula H.J. Cholmondeley 04) Don DeFosset 05) Thomas J. Hansen 06) David A. Sachs 07) Oren G. Shaffer 08) David C. Wang 2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011. 3. To approve an amendment to the Terex Corporation 2009 Omnibus Incentive Plan to increase the number of shares of the Company's common stock available for grant thereunder. 4. Advisory vote on the compensation of the Company's named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES, "FOR" PROPOSAL 2, 3 AND 4 AND "EVERY 3 YEARS" FOR PROPOSAL 5. 5. Advisory vote on the frequency of the advisory vote on the compensation of the Company's named executive officers.

M33691-P05781